UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to Section 240.14a-12

ALTRA INDUSTRIAL MOTION CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Altra Industrial Motion Corp.

300 Granite Street, Suite 201

Braintree, Massachusetts 02184

www.altramotion.com

March 25, 2021

Dear Fellow Stockholders:

You are cordially invited to attend the 2021 Annual Meeting of Stockholders of Altra Industrial Motion Corp. (“Altra”) to be held remotely at 9:00 a.m. EDT on Tuesday, April 27, 2021 at www.virtualshareholdermeeting.com/AIMC2021.

The Notice of Annual Meeting and Proxy Statement describe the matters to be acted upon during the meeting. We will also report on matters of interest to Altra stockholders.

Your vote is important. Whether or not you plan to participate in the Annual Meeting, we encourage you to submit a proxy so that your shares will be represented and voted during the meeting. You may submit a proxy by calling a toll-free telephone number, by accessing the internet or by completing and mailing the enclosed proxy card in the return envelope provided. If you do not vote by one of the methods described above, you still may participate in and vote during the Annual Meeting on the Annual Meeting website.

Thank you for your continued support of Altra.

Sincerely,

Carl R. Christenson
Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Altra Industrial Motion Corp.

300 Granite Street, Suite 201

Braintree, Massachusetts 02184

March 25, 2021

The 2021 Annual Meeting of Stockholders of Altra Industrial Motion Corp. (“Altra”, the “Company”, “we” or “our”) will be held as follows:

DATE:	Tuesday, April 27, 2021

TIME:	9:00 a.m. EDT

LOCATION:

Remote at www.virtualshareholdermeeting.com/AIMC2021

In light of the ongoing public health concerns regarding the COVID-19 outbreak, this year’s Annual Meeting will be held solely by remote communication, in a “virtual only” format. The Annual Meeting will not be held at a physical location and you will not be able to attend the Annual Meeting in-person.

PURPOSE:	To consider and act upon the following proposals:

1. The election of the 7 nominees for director named in the accompanying Proxy Statement;

2. The ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm for 2021;

3. An advisory vote to approve the compensation of Altra’s named executive officers; and

4. Such other business as may properly come before the meeting.

Shares represented by properly executed proxies that are hereby solicited by the Board of Directors of Altra will be voted in accordance with the instructions specified therein. Shares represented by proxies that are not limited to the contrary will be voted in favor of the election as directors of the persons nominated pursuant to Proposal 1 in the accompanying Proxy Statement and in favor of Proposal 2 and Proposal 3.

Stockholders of record at the close of business on March 17, 2021 will be entitled to vote during the meeting.

By order of the Board of Directors,

Glenn E. Deegan
Vice President, Legal and Human Resources, General Counsel and Secretary

It is important that your shares be represented and voted, whether or not you plan to attend the meeting.

YOU CAN VOTE:

1.	BY MAIL:

Promptly return your signed and dated proxy/voting instruction card in the enclosed envelope.

2.	BY TELEPHONE:

Call toll-free 1-800-690-6903 and follow the instructions.

3.	BY INTERNET:

Access “www.proxyvote.com” and follow the on-screen instructions.

4.	DURING MEETING:

Participate in the Annual Meeting and follow the instructions available for voting on the Annual Meeting website.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON APRIL 27, 2021

Altra’s Proxy Statement, form of Proxy Card and 2020 Annual Report on Form 10-K are available at https://ir.altramotion.com/financials/annual-reports-and-proxies/default.aspx.

PROXY STATEMENT

2021 ANNUAL MEETING OF STOCKHOLDERS

Tuesday, April 27, 2021

ALTRA INDUSTRIAL MOTION CORP.

300 Granite Street, Suite 201

Braintree, Massachusetts 02184

GENERAL INFORMATION

Proxy Solicitation

These proxy materials are being mailed or otherwise sent to stockholders of Altra Industrial Motion Corp. (“Altra”, the “Company”, “we” or “our”) on or about March 25, 2021, in connection with the solicitation of proxies by Altra’s Board of Directors (the “Board of Directors” or the “Board”) for the Annual Meeting of Stockholders of Altra to be held remotely at 9:00 a.m. EDT on Tuesday, April 27, 2021, available at www.virtualshareholdermeeting.com/AIMC2021. Directors, officers and other Altra employees also may solicit proxies by telephone or otherwise but will not receive compensation for such services. Altra pays the cost of soliciting your proxy and reimburses brokers and other nominees their reasonable expenses for forwarding proxy materials to you.

Stockholders Entitled to Vote

Stockholders of record at the close of business on March 17, 2021, are entitled to notice of and to vote during the meeting. As of such date, there were 64,790,562 shares of Altra common stock outstanding, each entitled to one vote.

How to Vote

Stockholders of record described above may cast their votes by:

(1) signing, completing and returning the enclosed proxy card in the enclosed postage-paid envelope;

(2) calling toll-free 1-800-690-6903 and following the instructions;

(3) accessing “www.proxyvote.com” and following the instructions; or

(4) participating in the Annual Meeting and following the instructions on the Annual Meeting website.

Revocation of Proxies

A proxy may be revoked at any time before it is voted by delivering written notice of revocation to the Corporate Secretary of Altra at the address set forth above, by delivering a proxy bearing a later date, or by voting during the Annual Meeting.

Quorum; Required Vote

The holders of a majority of the shares entitled to vote during the meeting must be present in person or represented by proxy to constitute a quorum. Proxies received but marked as withheld, abstentions, or those treated as broker non-votes will be included in the calculation of the number of shares considered to be present at the Annual Meeting in determining a quorum. If a quorum is not present at the Annual Meeting, we will be forced to reconvene the Annual Meeting at a later date.

Your shares may be voted if they are held in the name of a brokerage firm or bank (a “broker”), even if you do not provide the broker with voting instructions. Brokers have the authority, under applicable rules, to vote shares on certain “routine” matters for which their customers do not provide voting instructions. The ratification of the appointment of the independent registered public accounting firm of the Company is considered a routine matter. The election of directors and the advisory vote to approve the compensation of the Company’s named executive officers (“Say on Pay”) are not considered routine matters. Broker non-votes are shares held by brokers or nominees for which instructions have not been received from the beneficial owners, or persons entitled to vote, and the broker is barred from exercising its discretionary authority to vote the shares because the proposal is a non-routine matter.

Election of Directors: Proposal 1. A plurality of the votes cast is required for the election of directors. You may vote “FOR” all or some of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. Votes “WITHHELD” and broker non-votes with respect to the election of directors will have no effect upon election of directors. You may not cumulate your votes for the election of directors.

Ratification of Independent Registered Public Accounting Firm: Proposal 2. Ratification of the selection of our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast for or against the matter. You may vote “FOR,” “AGAINST” or “ABSTAIN” in connection with Proposal 2. Abstentions and broker non-votes will have no effect on this proposal.

Advisory Vote to Approve the Compensation of our Named Executive Officers: Proposal 3. The approval of Proposal 3, regarding the compensation of our named executive officers, requires the affirmative vote of a majority of the votes cast for or against the matter. You may vote “FOR,” “AGAINST” or “ABSTAIN” in connection with Proposal 3. Abstentions and broker non-votes will have no effect on this proposal. Because the vote on the Say on Pay proposal is advisory, it will not be binding on the Board of Directors or the Company. However, the Compensation Committee of the Board of Directors will take into account the outcome of the Say on Pay vote when considering future executive compensation arrangements.

If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If no instructions are indicated, the shares will be voted as recommended by the Board of Directors.

Other Matters

The Board of Directors is not aware of any matters to be presented at the Annual Meeting other than those set forth in the accompanying notice. If any other matters properly come before the Annual Meeting, the persons named in the proxy will vote on such matters in accordance with their best judgment.

Additional Information

Additional information regarding the Company appears in our Annual Report on Form 10-K for the year ended December 31, 2020, a copy of which, including the financial statements and schedules thereto, but not the exhibits, accompanies this Proxy Statement. In addition, such report and the other reports we file with the U.S. Securities and Exchange Commission (“SEC”) are available, free of charge, through the Investor Relations section of our website at https://www.altramotion.com. Printed copies of these documents and any exhibit to our Form 10-K may be obtained, without charge, by contacting the Corporate Secretary, in writing at Altra Industrial Motion Corp., 300 Granite Street, Suite 201, Braintree, Massachusetts 02184, or by telephone at (781) 917-0600, and will be provided by first class mail or other equally prompt means within one business day of receipt of such request.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON APRIL 27, 2021

Altra’s Proxy Statement, form of Proxy Card and 2020 Annual Report on Form 10-K are available at https://ir.altramotion.com/financials/annual-reports-and-proxies/default.aspx.

OWNERSHIP OF ALTRA COMMON STOCK

Securities Owned by Certain Beneficial Owners and Management

The following table sets forth certain information as of March 17, 2021, regarding the beneficial ownership of shares of our common stock by: (i) each person or entity known to us to be the beneficial owner of more than 5% of our common stock; (ii) each of our named executive officers; (iii) each member of our Board of Directors, seven of which are standing for reelection; and (iv) all members of our Board of Directors and executive officers as a group.

Beneficial ownership is determined in accordance with rules adopted by the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock issuable upon the exercise of stock options or warrants or the conversion of other securities held by that person that are currently exercisable or convertible, or are exercisable or convertible within 60 days of March 17, 2021, are deemed to be issued and outstanding. These shares, however, are not deemed outstanding for the purposes of computing percentage ownership of each other stockholder. Percentage of beneficial ownership is otherwise based on 64,790,562 shares of common stock outstanding as of March 17, 2021.

	Securities Beneficially Owned
Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Outstanding
Principal Securityholders:
The Vanguard Group (2)	5,570,711	8.6%
Wasatch Advisors, Inc. (3)	5,315,862	8.2%
BlackRock, Inc. (4)	5,108,114	7.9%
Thrivent Financial for Lutherans (5)	3,605,461	5.6%
Named Executive Officers:
Carl R. Christenson** (1)(6)	263,338	*
Christian Storch (1)(7)	71,723	*
Glenn Deegan (1)	54,595	*
Craig Schuele (1)	61,362	*
Todd Patriacca (1)	18,616	*
Directors/Nominees:
Lyle G. Ganske** (1)(8)	29,889	*
J. Scott Hall** (1)	1,036	*
Nicole Parent Haughey** (1)	2,904	*
Margot Hoffman** (1)	9,267	*
Michael S. Lipscomb (1)	33,839	*
Thomas W. Swidarski** (1)	17,261	*
James H. Woodward Jr.** (1)	17,153	*
All directors, director nominees and executive officers as a group (12 persons)	580,983	*

*	Represents beneficial ownership of less than 1%.
**	Represents director nominees.

(1)

Except as otherwise noted below, each of these individuals’ address of record is c/o Altra Industrial Motion Corp., 300 Granite Street, Suite 201, Braintree, MA 02184. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons listed in the table have sole investment and voting power with respect to all Company securities owned by them.

(2)

The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355. A portion of the shares are held by Vanguard Asset Management, Limited, Vanguard Fiduciary Trust Company, Vanguard Global Advisors, LLC, Vanguard Group (Ireland) Limited, Vanguard Investments Australia, Ltd., Vanguard

Investments Canada Inc., Vanguard Investments Hong Kong Limited, and Vanguard Investments UK, Limited, each of which is a subsidiary of The Vanguard Group. Information and share amounts listed are derived from The Vanguard Group’s Schedule 13G/A filed with the SEC on February 10, 2021, in which The Vanguard Group states that it has shared voting power over 64,075 shares of Altra’s common stock, sole dispositive power over 5,456,776 shares of Altra’s common stock, and shared dispositive power over 113,935 shares of Altra’s common stock.

(3)

The address of Wasatch Advisors, Inc. is 505 Wakara Way, Salt Lake City, UT 84108. Information and share amounts listed are derived from Wasatch Advisors, Inc.’s Schedule 13G/A filed with the SEC on February 9, 2021, in which Wasatch Advisors, Inc. states that it has sole voting power over 5,315,862 shares of Altra’s common stock and sole dispositive power over 5,315,862 shares of Altra’s common stock.

(4)

The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055. Shares are held by BlackRock Life Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, BlackRock Fund Advisors, and BlackRock Fund Managers Ltd., each of which is a subsidiary of BlackRock, Inc. Information and share amounts listed are derived from BlackRock, Inc.’s Schedule 13G/A filed with the SEC on January 29, 2021, in which BlackRock, Inc. states that it has sole voting power over 4,960,480 shares of Altra’s common stock and sole dispositive power over 5,108,114 shares of Altra’s common stock.

(5)

The address of Thrivent Financial for Lutherans is 901 Marquette Avenue, Suite 2500, Minneapolis, MN 55402. Information and share amounts listed are derived from Thrivent Financial for Lutherans’ Schedule 13G filed with the SEC on February 16, 2021, in which Thrivent Financial for Lutherans states that it has sole voting power over 154,909 shares of Altra’s common stock, shared voting power over 3,450,552 shares of Altra’s common stock, sole dispositive power over 154,909 shares of Altra’s common stock and shared dispositive power over 3,450,552 shares of Altra’s common stock.

(6)

Includes 127,438 shares held in trust, for which Mr. Christenson serves as trustee and for which Mr. Christenson shares voting and investment power. Includes 300 shares held by Mr. Christenson’s children for which Mr. Christenson does not have voting or investment power.

(7)	Includes 38,896 shares held in trust, for which Mr. Storch serves as trustee and for which Mr. Storch shares voting and investment power.

(8)

Includes 500 shares held in Mr. Ganske’s wife’s individual retirement account and for which Mr. Ganske shares voting and investment power with his wife and includes 3,486 shares held in trust for the benefit of Mr. Ganske’s daughters, for which Mr. Ganske’s wife serves as trustee and for which Mr. Ganske does not have voting or investment power.

Delinquent Section 16(a) Reports)

Section 16(a) of the Securities Exchange Act of 1934 requires Altra’s directors, executive officers and beneficial owners of more than 10% of Altra’s equity securities (“10% Owners”) to file initial reports of their ownership of Altra’s equity securities and reports of changes in such ownership with the SEC. Directors, executive officers and 10% Owners are required by SEC regulations to furnish Altra with copies of all Section 16(a) forms they file. Based solely on a review of copies of such forms and written representations from Altra’s directors, executive officers and 10% Owners, Altra believes that for the fiscal year of 2020, all of its directors, executive officers and 10% Owners were in compliance with the disclosure requirements of Section 16(a), except for each of the NEOs, each of whom were late in filing a report on Form 4 for three transactions that occurred on August 15, 2020.

PROPOSAL 1. ELECTION OF DIRECTORS

The current Board of Directors is made up of eight directors. Each director’s term expires at the 2021 Annual Meeting. On October 20, 2020, the Board of Directors approved resolutions increasing the size of the Board from seven to eight and appointing J. Scott Hall to fill the resulting vacancy on the Board effective as of October 20, 2020. On March 9, 2021, the Board of Directors approved a resolution decreasing the size of the Board from eight to seven effective as of April 27, 2021, the date of the 2021 Annual Meeting. The following directors have been nominated by the Company’s Nominating and Corporate Governance Committee for election to serve for a term of one year until the 2022 Annual Meeting and until their successors have been duly elected and qualified. Michael S. Lipscomb will not stand for reelection.

Carl R. Christenson

Lyle G. Ganske

J. Scott Hall

Nicole Parent Haughey

Margot L. Hoffman, Ph.D.

Thomas W. Swidarski

James H. Woodward Jr.

All of the nominees for election have consented to being named in this Proxy Statement and to serve if elected. All of the nominees are standing for re-election. Biographical information for each of the nominees as of the most recent practicable date, is presented below.

The Board of Directors recommends that stockholders vote FOR the election of Mr. Christenson, Mr. Ganske, Mr. Hall, Ms. Parent Haughey, Dr. Hoffman, Mr. Swidarski and Mr. Woodward.

NOMINEES FOR DIRECTOR

Carl R. Christenson, 61, has been our Chairman since April 2014, our Chief Executive Officer since January 2009 and a director since July 2007. Prior to his current position, Mr. Christenson served as our President and Chief Operating Officer from January 2005 to December 2008. From 2001 to 2005, Mr. Christenson was the President of Kaydon Bearings, a manufacturer of custom-engineered bearings and a division of Kaydon Corporation. Prior to joining Kaydon, Mr. Christenson held a number of management positions at TB Wood’s Incorporated and several positions at the Torrington Company. Mr. Christenson currently serves as a director at IDEX Corporation, a NYSE listed industrial manufacturer of highly engineered products. Mr. Christenson previously served as a director at Vectra Co., f/k/a OM Group, Inc., a NYSE listed technology-driven diversified industrial company, from 2014 to 2015. Mr. Christenson also is a member of the Board of Trustees of Manufacturers Alliance for Productivity and Innovation. Mr. Christenson holds a M.S. and B.S. degree in Mechanical Engineering from the University of Massachusetts and an M.B.A. from Rensselaer Polytechnic. In addition to more than twenty-five years of experience in manufacturing companies, Mr. Christenson brings vast knowledge of the Company’s business, structure, history, and culture to the Board and the CEO position.

Lyle G. Ganske, 62, has been a director since November 2007. Mr. Ganske is a Partner and Partner-in-Charge of the Houston Office at Jones Day. He is an advisor to significant companies, focusing primarily on M&A, takeovers, takeover preparedness, corporate governance, executive compensation, and general corporate counseling. Mr. Ganske received his J.D. from Ohio State University and his B.S.B.A. at Bowling Green State University. He currently serves on the Executive Committee of Resilience Capital (private equity); the Advisory Board of Mutual Capital Partners (venture capital); and on the boards of Flashes of Hope and the Western Reserve Land Conservancy. Mr. Ganske is the former chair of Business Volunteers Unlimited and the Commission on Economic Inclusion. In addition to his substantial legal skills and expertise, Mr. Ganske brings to the Company’s Board well-developed business and financial acumen critical to a dynamic public company.

J. Scott Hall, 57, has been a director since October 2020. Mr. Hall has served as President and Chief Executive Officer of Mueller Water Products, Inc. since January 2017. He served as President and CEO of Textron’s Industrial Segment from December 2009 until January 2017. Mr. Hall joined Textron in 2001 as President of Tempo, a multi-facility roll-up of communication test equipment. He was named president of Greenlee in 2003 when Tempo became part of the Greenlee business unit. Prior to joining Textron, Mr. Hall had several leadership roles at General Cable Company (now Prysmian Group), a leading manufacturer of wire and cable. Mr. Hall ran General Cable’s Canadian businesses before taking over responsibility for General Cable’s Global Communications business. Mr. Hall earned his Bachelor of Commerce degree from Memorial University of Newfoundland and his MBA from the University of Western Ontario Ivey School of Business. Mr. Hall brings to the Company’s Board substantial commercial experience and business leadership skills gained from his past and current positions in management.

Nicole Parent Haughey, 49, has been a director since April 2020. Ms. Parent Haughey currently serves as Chief Operating Officer of Island Creek Oysters, a Duxbury, MA shellfish farm and distributor, where she is responsible for driving continued growth and profitability of the company’s B2B and B2C businesses and oversees procurement, operations and sales in pursuit of that mission. Previously, she served as Chief Operating Officer of Mimeo.com, a technology company in printed and digital content management and distribution, from 2016 to 2018. Prior to that, Ms. Parent Haughey served as Vice President, Corporate Strategy and Business Development of United Technologies Corporation (a global manufacturing company) from 2013 to 2015, and Managing Partner and Co-Founder of Vertical Research Partners, LLC (an equity research and consulting firm) from 2009 to 2013. Ms. Parent Haughey has served as a Director on the board of Allegion, plc, a NYSE traded global security company, since September 2017. Ms. Parent Haughey’s experience as a chief operating officer and a senior leader of global companies brings significant expertise to the Board of Directors. Her deep understanding of strategic planning, finance, capital allocation, mergers and acquisitions, and sales and marketing benefits the Board as it oversees and develops the Company’s long-term growth strategies. In addition, Ms. Parent Haughey’s in-depth knowledge of the investment community and markets provides key insights into investors and capital markets.

Margot L. Hoffman, Ph.D., 58, has been a director since April 2018. Dr. Hoffman currently serves as the President and CEO for The Partnership for Excellence, the Baldrige-based program for Ohio, Indiana, and West Virginia. Dr. Hoffman was the President of Quest4Leadership, a leadership development firm, from 2011-2014. From 1988 to 2008, Dr. Hoffman held positions in engineering, corporate training, and senior leadership at Dana Corporation, ultimately holding the position of President of its Driveshaft Products Group. Dr. Hoffman holds a Ph.D. in organization and management from Capella University, and an MBA and bachelor of engineering technology degree from the University of Toledo, and serves as a national Baldrige senior examiner. Dr. Hoffman contributes to the Company’s Board significant operational management and leadership development skills combined with substantial experience in global manufacturing businesses, program management, and new product launches.

Thomas W. Swidarski, 62, has been a director since April 2014. Mr. Swidarski is currently CEO of Telos Alliance, a global audio technology company whose products and services help radio and television stations produce better programming. Mr. Swidarski has been a director of Evertec, a publicly traded payment processing company, since 2013 and also serves as a director of several privately held companies. Mr. Swidarski previously served as the Chief Executive Officer and President of Diebold Nixdorf, Incorporated, f/k/a Diebold, Incorporated (“Diebold”), a $3 billion global leader in designing, manufacturing and distributing self-service technologies (ATMs) in over 100 countries, from October 12, 2005 to January 19, 2013. Mr. Swidarski served as Senior Vice President of Financial Self-Service Group of Diebold, from 2001 to September 2005 and served as its Chief Operating Officer from October 12, 2005 to December 2005. Mr. Swidarski also held various strategic development and marketing positions at Diebold since 1996. Prior to Diebold, he held various positions within the financial industry for nearly 20 years focusing on marketing, product management, retail bank profitability, branding, and retail distribution. Mr. Swidarski served as a Director of Diebold from December 12, 2005 to January 8, 2013. He holds a BA in marketing from the University of Dayton and an MBA in business management from Cleveland State University. Having served as Chief Executive Officer of a global provider of technology and services to a wide range of businesses, Mr. Swidarski brings to the Company’s Board valuable insight into organizational management, global business, financial matters and marketing matters.

James H. Woodward, Jr., 68, has been a director since March 2007. From March 2009 to October 2011, Mr. Woodward served as Senior Vice President and Chief Financial Officer of Accuride Corporation. Previously, Mr. Woodward served as Executive Vice President and Chief Financial Officer and Treasurer of Joy Global Inc. from January 2007 until February 2008. Prior to joining Joy Global Inc., Mr. Woodward was Executive Vice President and Chief Financial Officer of JLG Industries, Inc. from August 2000 until its sale in December 2006. Prior to JLG Industries, Inc., Mr. Woodward held various financial and operational positions at Dana Incorporated, f/k/a Dana Corporation, since 1982. Mr. Woodward is a Certified Public Accountant and holds a B.A. degree in Accounting from Michigan State University. Mr. Woodward’s depth and breadth of exposure to complex issues from his long and distinguished career in the manufacturing industry make him a skilled advisor who provides critical insight into organizational and operational management, global business, and financial matters.

BOARD OF DIRECTORS

Board of Directors Composition

Our bylaws provide that the size of the Board of Directors shall be determined from time to time by our Board of Directors. Our Board of Directors is currently sized at eight members. On October 20, 2020, our Board of Directors approved resolutions increasing the size of our Board from seven to eight and appointing J. Scott Hall to fill the resulting vacancy on the Board, effective as of October 20, 2020. On March 9, 2021, the Board of Directors approved a resolution decreasing the size of the Board from eight to seven effective as of April 27, 2021, the date of the 2021 Annual Meeting. Michael S. Lipscomb will not stand for reelection. Each of our executive officers and directors, other than non-employee directors, devotes his or her full time to our affairs. Our non-employee directors devote the amount of time to our affairs as necessary to discharge their duties. Lyle G. Ganske, J. Scott Hall, Nicole Parent Haughey, Margot L. Hoffman, Ph.D., Michael S. Lipscomb, Thomas W. Swidarski and James H. Woodward, Jr. are each “independent” within the meaning of the Marketplace Rules of the NASDAQ Global Market (the “NASDAQ Rules”) and the federal securities laws and collectively constitute a majority of our Board of Directors.

Committees of the Board of Directors

Pursuant to our bylaws, our Board of Directors is permitted to establish committees from time to time as it deems appropriate. To facilitate independent director review and to make the most effective use of our directors’ time and capabilities, our Board of Directors has established the following committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The charter of each of the committees discussed below is available on our website at https://ir.altramotion.com/governance/governance-documents/default.aspx. Printed copies of these charters may be obtained, without charge, by contacting the Corporate Secretary, Altra Industrial Motion Corp., 300 Granite Street, Suite 201, Braintree, Massachusetts 02184, telephone (781) 917-0600. The membership and function of each committee are described below.

Audit Committee

The primary purpose of the Audit Committee is to assist the Board’s oversight of:

•	the integrity of our financial statements and reporting;

•	our independent auditors’ qualifications, independence, compensation, and performance;

•	our internal controls and risk management (including those risks related to information technology, cybersecurity, data protection, data privacy, and disaster recovery) and crisis management plans;

•	our compliance with legal and regulatory requirements;

•	the performance of our internal audit function;

•	the preparation of all reports and disclosure required or appropriate including the disclosure required by Item 407(d)(3)(i) of Regulation S-K; and

•	legal, ethical, and regulatory compliance including application of our Code of Business Conduct and Ethics.

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act and currently consists of Messrs. Woodward, Ganske, Lipscomb and Hall, each of whom is a non-employee member of our Board of Directors and independent within the meaning of the NASDAQ Rules. Mr. Woodward serves as chairman of our Audit Committee. Mr. Woodward, Mr. Lipscomb Mr. Ganske and Mr. Hall qualify as independent “audit committee financial experts” as such term has been defined by the SEC in Item 407 of Regulation S-K. Mr. Lipscomb’s experience as a Chief Executive Officer qualifies him as an “audit committee financial expert.” We believe that the composition of our Audit Committee meets the criteria for independence under, and the functioning of our Audit Committee complies with the applicable requirements of, the NASDAQ Rules and federal securities law.

Compensation Committee

The primary purpose of our Compensation Committee is to establish and review our overall compensation philosophy and policy, to establish and review our director compensation philosophy and policy, and to review and approve corporate goals and objectives relevant to compensation of the Company’s executive officers. In addition, the Compensation Committee oversees our employee benefit plans and practices and produces a report on executive compensation as required by SEC rules. The Compensation Committee may form, and delegate any of its responsibilities to, a subcommittee so long as such subcommittee is solely comprised of one or more members of the Compensation Committee.

The Compensation Committee has the authority, pursuant to its charter, to retain outside counsel, compensation consultants, or other advisors to assist it in carrying out its activities. The Compensation Committee retains Frederic W. Cook & Co., Inc. (“FW Cook”), as the Compensation Committee’s independent compensation consultant.

Mr. Swidarski, Mr. Ganske, and Dr. Hoffman serve on the Compensation Committee, each of whom is a non-employee member of our Board of Directors and independent within the meaning of the NASDAQ Rules. Mr. Swidarski serves as chairman of the Compensation Committee. We believe that the composition of our Compensation Committee meets the criteria for independence under, and the functioning of our Compensation Committee complies with the applicable requirements of, the NASDAQ Rules.

Compensation Policies and Practices Regarding Risk Taking

The Company has considered its compensation policies and practices for its employees and concluded that the policies and practices do not give rise to risks that are reasonably likely to have a material adverse effect on the Company. This conclusion was based on the assessment performed by the Company’s management and was reviewed by the Compensation Committee of the Company’s Board of Directors.

Nominating and Corporate Governance Committee

The primary purpose of the Nominating and Corporate Governance Committee is to:

•	identify and recommend to the Board individuals qualified to serve as directors of our company and on committees of the Board;

•	advise the Board with respect to Board composition, procedures, and committees;

•	develop and recommend to the Board a set of corporate governance principles and guidelines applicable to us;

•	oversee the evaluation of the Board and our management; and

•	provide oversight and guidance with regard to environmental, social, and governance (ESG) matters and the Company’s ESG activities.

Dr. Hoffman, Ms. Parent Haughey and Mr. Swidarski serve on the Nominating and Corporate Governance Committee, each of whom is a non-employee member of our Board of Directors and independent within the meaning of the NASDAQ Rules. Dr. Hoffman serves as chair of the Nominating and Corporate Governance Committee. We believe that the composition of our Nominating and Corporate Governance Committee meets the criteria for independence under, and the functioning of our Nominating and Corporate Governance Committee complies with the applicable requirements of, the NASDAQ Rules. Please see the section entitled “Corporate Governance” herein for further discussion of the roles and responsibilities of the Nominating and Corporate Governance Committee.

Board, Committee and Annual Meeting Attendance

For the fiscal year ended December 31, 2020, the Board and its Committees held the following aggregate number of regular and special meetings:

Board	9
Audit Committee	6
Compensation Committee	4
Nominating and Corporate Governance Committee	8

Each of our directors then serving attended 75% or more of the aggregate number of the meetings of the Board and of the Committees on which he or she served during the year, with the exception of Larry McPherson who served on the Board for only a portion of the year from January 1, 2020 to April 28, 2020, the date of our 2020 Annual Meeting.

The independent members of the Board, and each of the three standing committees of the Board, met in independent director sessions without the Chairman, Chief Executive Officer, or members of management present at least four (4) times during 2020.

The Board has adopted a policy pursuant to which directors are expected to attend the Annual Meeting of Stockholders in the absence of a scheduling conflict or other valid reason. All of our directors serving at such time attended the 2020 Annual Meeting of Stockholders, which was held by remote communication, in a “virtual only” format.

Board Leadership Structure and Board Oversight of Risk Management

Pursuant to our bylaws, our Board of Directors determines the best board leadership structure for the Company from time to time by appointing the Chairman of the Board. As part of our annual board self-evaluation process, the Board evaluates our leadership structure to ensure that it provides the optimal structure for the Company and stockholders. While we recognize that different board leadership structures may be appropriate for companies in different situations, we believe our current leadership structure, with Mr. Christenson serving as Chairman and CEO and with independent Board leadership provided by the appointment of a Lead Director, is the optimal structure for the Company.

Michael Lipscomb, who has served on the Board since 2007, currently serves as the Lead Director. The Board believes that a Lead Director improves the Board’s overall performance by improving the efficiency of the Board’s oversight and governance responsibilities and by enhancing the relationship between the Chief Executive Officer and the independent directors. The Lead Director is expected to ensure that the Board has an open and trustful relationship with the Chief Executive Officer and the Company’s senior management team while optimizing the effectiveness and independence of the Board. Among other things, the Lead Director’s responsibilities include:

•	helping to establish the highest standards of ethics and integrity;

•

calling, presiding over, setting agendas for, and chairing executive sessions and independent director meetings and providing feedback to the Chairman and Chief Executive Officer following such meetings;

•

counseling the Chairman and Chief Executive Officer on issues of interest or concern to directors and encouraging all directors to engage the Chairman and Chief Executive Officer with their interests and concerns;

•	working with the Chairman and Chief Executive Officer and the Board to develop an appropriate schedule of Board meetings and to set the agenda for Board meetings;

•	ensuring an appropriate and timely flow of information from management to allow directors to effectively and responsibly perform their duties and to facilitate director preparation for meetings;

•

leading the Board in all deliberations involving the Chief Executive Officer’s employment (including hiring, contract negotiations, performance evaluations and, where appropriate, dismissal) and providing feedback to the Chairman and Chief Executive Officer regarding performance;

•	ensuring full participation and engagement of all Board members in deliberations and providing feedback to directors if director contributions are not meeting expectations; and

•	working in conjunction with the Nominating and Corporate Governance Committee in compliance with its processes to interview vetted Board candidates.

The Lead Director is expected to foster a cohesive Board that cooperates with the Chairman and Chief Executive Officer towards the ultimate goal of creating stockholder value.

Our Board of Directors currently has eight members, all of which except the Chairman and Chief Executive Officer, are independent. A number of the members of our Board of Directors are currently serving or have served as members of senior management of other public companies and have served as directors of other public companies. We have three board committees comprised solely of independent directors. We believe that the number of independent, experienced directors that make up our Board of Directors, along with the oversight of the Board of Directors by the Lead Director, provides our management with appropriate oversight, leadership, and guidance. In addition, our non-employee directors meet in executive session, led by our Lead Director, without management present as frequently as they deem appropriate, typically at the time of each regular board meeting.

Our Board is responsible for overseeing our risk management. The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, environmental, social and governance (ESG), and strategic and reputational risks. The full Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate person within the Company to enable the Board to understand our risk identification, risk management, and risk mitigation strategies. When a committee receives the report, the chairman of the relevant committee reports on the discussion to the full Board during the committee reports portion of the next Board meeting. This enables the Board and its Committees to coordinate the risk oversight role, particularly with respect to risk interrelationships. The Audit Committee also discusses guidelines and policies to govern the process by which risk management is handled. The Audit Committee discusses the Company’s major risk exposures and the steps management has taken to monitor and control such exposures. The Board believes that the work undertaken by the full Board, together with the work undertaken by the Audit Committee and the other committees, enables the Board to effectively oversee the Company’s risk management function.

Director Compensation

In July 2018, in connection with the Company’s planned combination of Altra with four businesses from Fortive Corporation’s (“Fortive”) Automation & Specialty platform (the “A&S Business”) the Compensation Committee engaged the services of FW Cook to evaluate the Company’s compensation peer group and review the design and competitiveness of the Company’s compensation programs, including the non-employee director compensation program. Altra and Fortive consummated the combination, which substantially increased the size of the Company’s business, on October 1, 2018 (the “Fortive Transaction”). FW Cook recommended a new compensation peer group and the non-employee director compensation review found that total per-director compensation remained below the 25th percentile of peer group practice. No changes were made to non-employee director compensation following the 2018 FW Cook review until February 2019 when cash compensation for non-employee directors was increased from $75,000 to $85,000 annually and equity compensation for non-employee directors was increased from $100,000 to $115,000 annually.

Standard Board Fees

Our non-employee directors currently receive the following standard cash compensation:

Annual Retainer Fee: $85,000 (payable in equal quarterly installments);

Lead Director: $25,000;

Chairman of the Audit Committee: $12,500;

Chairman of the Compensation Committee: $12,500; and

Chairman of the Nominating and Corporate Governance Committee: $12,500.

Directors may elect to receive, in lieu of their regular cash compensation as outlined above, an amount of shares of Company stock equal in value to the cash compensation that otherwise would be paid at the time such cash compensation would have been payable.

In addition, each of the non-employee directors receives grants of restricted stock with an annual value equal to $115,000 paid in four equal quarterly installments with each such quarterly grant vesting immediately.

All members of our Board of Directors are reimbursed for their usual and customary expenses incurred in connection with attending all Board and other committee meetings.

The following table sets forth information concerning compensation paid to our non-employee directors during the fiscal year ended December 31, 2020.

Non-Employee Director Compensation Table for Fiscal Year 2020

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Edmund M. Carpenter	21,250		28,750	—	—	50,000
Lyle G. Ganske	79,688	(3)	115,000	—	—	194,688
J. Scott Hall	21,250		28,750	—	—	50,000
Nicole Parent Haughey	63,750		86,250	—	—	150,000
Margot L. Hoffman, Ph.D.	91,406		115,000	—	—	206,406
Michael S. Lipscomb	96,875		115,000	—	—	211,875
Larry McPherson	27,500		28,750	—	—	56,250
Patrick Murphy	21,250		28,750	—	—	50,000
Thomas W. Swidarski	91,406		115,000	—	—	206,406
James H. Woodward Jr.	91,406		115,000	—	—	206,406

(1)

These amounts reflect the aggregate grant date fair value of restricted stock awards granted in fiscal year 2020 in accordance with ASC Topic 718. For additional information on the valuation assumptions regarding the restricted stock awards, refer to Note 12 to our financial statements for the year ended December 31, 2020, which are included in our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC.

(2)	Stock grants to non-employee directors are paid in four equal quarterly installments. As of December 31, 2020, there were no outstanding unvested stock awards to non-employee directors.

(3)

Mr. Ganske has elected to receive, in lieu of regular cash compensation, an amount of shares of Company stock equal in value to the cash compensation that otherwise would be paid at the time such cash compensation would otherwise have been payable. As a result, for 2020, all of Mr. Ganske’s cash retainer was paid in shares of Company stock.

Stock Ownership Guidelines

Our Board of Directors established stock ownership guidelines applicable to the Company’s non-employee directors pursuant to which each non-employee director should retain the value of Company stock equivalent to five (5) times his annual cash retainer. All of the Company’s non-employee directors have a five (5) year period to accumulate these specific values.

The following categories satisfy a participant’s ownership guidelines: (i) shares of common stock owned directly; (ii) shares of common stock owned indirectly (e.g., by a spouse or a trust); (iii) shares of common stock represented by amounts invested in a 401(k) plan or deferred compensation plan maintained by the Company or an affiliate; and (iv) restricted stock (vested and unvested), earned performance shares (vested and unvested), restricted stock units (vested and unvested), or phantom stock. Unexercised options, unearned performance shares, and pledged shares are not counted toward meeting the guidelines.

The Company’s Board of Directors has the discretion to enforce the stock ownership guidelines on a case-by-case basis. Violations of the Company’s stock ownership guidelines may, without limitation and in the Board’s discretion, result in the participant not receiving future grants of long-term incentive plan awards or annual equity retainer or result in the participant being required to retain all or a portion of future grants of long-term incentive plan awards or annual equity retainers until compliance is achieved.

Compensation Committee Interlocks and Insider Participation.

During our last completed fiscal year, no member of the Compensation Committee was an employee, officer, or former officer of Altra. None of our executive officers served on the board of directors or compensation committee of any entity in 2020 that had an executive officer serving as a member of our Board or Compensation Committee.

Certain Relationships and Related Transactions

Transactions with Directors and Management

Under our Code of Business Conduct and Ethics, all transactions involving a conflict of interest, including holding a financial interest in a significant supplier, customer, or competitor of the Company, are generally prohibited. However, holding a financial interest of less than 2% in a publicly held company and other limited circumstances are excluded transactions. Our directors and officers are prohibited from using his or her position to influence the Company’s decision relating to a transaction with a significant supplier, customer, or competitor with which he or she is affiliated.

In addition, our Audit Committee Charter provides that the Audit Committee shall review, discuss and approve any transactions or courses of dealing with related parties (e.g., including significant stockholders of the Company, directors, corporate officers or other members of senior management or their family members) that are significant in size (including but not necessarily limited to transactions that exceed $120,000) or involve terms or other aspects that differ from those that would likely be negotiated with independent parties.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. We believe that these agreements are necessary to attract and retain qualified persons as directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

Corporate Governance

The Nominating and Corporate Governance Committee’s Role and Responsibilities

Primary responsibility for Altra’s corporate governance practices rests with the Nominating and Corporate Governance Committee (the “Governance Committee”). The Governance Committee is responsible for, among other things, (i) overseeing the Company’s policies and procedures for the Board’s nomination of persons to stand for election to serve on the Board of Directors by stockholders and consideration of any stockholder nominations of persons to stand for election to the Board of Directors; (ii) identifying, screening and reviewing individuals qualified to serve as directors and recommending candidates for nomination for election or to fill vacancies; (iii) reviewing annually the composition and size of the Board; (iv) aiding the Board and its committees in their annual self-evaluations; (v) developing, recommending and overseeing implementation of the Company’s corporate governance guidelines and principles; (vi) reviewing, monitoring and addressing conflicts of interest of directors and executives officers; (vii) providing oversight and guidance with respect to environmental, social and governance (ESG) matters and the Company’s ESG activities; and (viii) reviewing on a regular basis the overall corporate governance of the Company and recommending improvements when necessary. To learn more about our commitment to corporate social responsibility, please see the “Corporate Responsibility” section of our website at https://ir.altramotion.com/corporate-responsibility/default.aspx. Described below are some of the significant corporate governance practices that have been instituted by the Board of Directors at the recommendation of the Governance Committee.

Director Independence

The Governance Committee annually reviews the independence of all directors and reports its findings to the full Board. The Governance Committee has determined that the following directors are independent within the meaning of the NASDAQ Rules and relevant federal securities laws and regulations: Lyle G. Ganske, J. Scott Hall, Nicole Parent Haughey, Margot L. Hoffman, Ph.D., Michael S. Lipscomb, Thomas W. Swidarski and James H. Woodward, Jr.

Board Evaluation

The Board of Directors has adopted a policy whereby the Governance Committee will assist the Board and its committees in evaluating their performance and effectiveness on an annual basis. As part of this evaluation, the Governance Committee assesses the progress in the areas targeted for improvement during previous evaluations and develops recommendations to enhance the respective Board or committee effectiveness over the next year.

Director Nomination Process

The Governance Committee reviews the skills, characteristics, and experience of potential candidates for election to the Board of Directors and recommends nominees for director to the full Board for approval. In addition, the Governance Committee assesses the overall composition of the Board of Directors, including factors such as size, composition, diversity, skills, significant experience and time commitment to Altra.

It is the Governance Committee’s policy to utilize a variety of means to identify prospective nominees for the Board, and it considers referrals from other Board members, management, stockholders, and other external sources such as retained executive search firms. The Governance Committee utilizes the same criteria for evaluating candidates irrespective of their source.

The Governance Committee believes that any nominee must meet the following minimum qualifications:

•	Candidates should be persons of high integrity who possess independence, forthrightness, inquisitiveness, good judgment, and strong analytical skills.

•	Candidates should demonstrate a commitment to devote the time required for Board duties including, but not limited to, attendance at meetings.

•	Candidates should possess a team-oriented ethic consistent with Altra’s core values and be committed to the interests of all stockholders as opposed to those of any particular constituency.

The Governance Committee seeks nominees with a broad diversity of experience, professions, skills, geographic representation, and backgrounds. Accordingly, when considering director candidates, the Governance Committee will seek individuals with backgrounds and qualities that, when combined with those of Altra’s other directors, provide a blend of skills and experience that will further enhance the Board’s effectiveness. The Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability, or any other basis proscribed by law.

To recommend a candidate for consideration, a stockholder should submit a written statement of the qualifications of the proposed nominee, including full name and address, to the Nominating and Corporate Governance Committee Chairman, c/o Altra Industrial Motion Corp., 300 Granite Street, Suite 201, Braintree, Massachusetts 02184.

Corporate Governance Guidelines

The Governance Committee has developed and recommended the Company’s Statement of Governance Principles, Policies and Procedures (the “Governance Principles”) which has been approved by our full Board. Altra’s Governance Principles are available on the Company’s website at https://ir.altramotion.com/governance/governance-documents/default.aspx.

Majority Voting Policy in Uncontested Director Elections

Our Board has adopted a majority voting policy in uncontested Director elections which is set forth in Altra’s Governance Principles. Under the policy, any nominee for Director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election in an election of Directors that is not a contested election is expected to tender his or her resignation as a Director to the Board promptly following the certification of the election results. The Governance Committee will consider each resignation tendered under the policy and recommend to the Board whether to accept or reject it. The Board will act on each tendered resignation, taking into account the Governance Committee’s recommendation, within 90 days following the certification of the election results.

Business Conduct and Compliance

Altra maintains a Code of Business Conduct and Ethics (the “Code of Ethics”) that is applicable to all directors, officers and employees of the Company and all subsidiaries and entities controlled by the Company. It sets forth Altra’s policies and expectations on a number of topics, including conflicts of interest, protection and proper use of company assets, relationships with customers and vendors (business ethics), accounting practices, and compliance with laws, rules and regulations. A copy of the Code of Ethics is available on the Company’s website at https://ir.altramotion.com/governance/governance-documents/default.aspx. Individuals can report suspected violations of the Code of Ethics anonymously by contacting the Altra Compliance and Ethics Hotline at 1-866-368-1905 (or at any of the international phone numbers listed in Schedule 2 to the Code of Ethics). In the event the Company amends or waives any of the provisions of the Code of Ethics applicable to our principal executive officer, principal financial officer, principal accounting officer or controller that relates to any element of the definition of “code of ethics” enumerated in Item 406(b) of Regulation S-K under the Securities Act of 1934, as amended, Altra intends to disclose these actions on the Company’s website.

Altra also maintains policies regarding insider trading and communications with the public (the “Insider Trading Policy”) and procedures for the Audit Committee regarding complaints about accounting matters (the “Whistleblower Policy”). The Insider Trading Policy sets forth the Company’s limitations regarding trading in Company securities and the handling of material non-public information. The Insider Trading Policy is applicable to directors, officers and employees of Altra and its subsidiaries, as well as any agent or consultant who has access to or has received material, non-public information, about the Company in the course of an engagement by or association with the Company, together with certain other persons or entities affiliated with or related to any of the foregoing (collectively, the “Covered Parties”) and is designed to help ensure compliance with federal securities laws.

The Insider Trading Policy contains a strict policy against any Covered Parties engaging in short-term or speculative transactions or hedging or monetization transactions involving the Company’s stock or other securities. All Covered Parties are prohibited from (i) selling the Company’s securities “short” – that is, selling securities that are not owned by the particular director, employee or other Covered Party, (ii) buying or selling puts (i.e., options to sell), calls (i.e., options to purchase), future contracts, or other forms of derivative securities relating to the Company’s securities, and (iii) engaging in hedging, monetization transactions or similar arrangements involving the Company’s securities, such as zero-cost collars and forward sale contracts. Additionally, each Company director and officer is prohibited from purchasing the Company’s securities on margin, borrowing against any account in which the Company’s securities are held, or pledging the Company’s securities as collateral for a loan; however, this prohibition does not apply to pledges of the Company’s securities in effect prior to February 12, 2013. The Insider Trading Policy does require, however, that existing pledges be minimized and terminated as soon as practicable.

The Whistleblower Policy was established to set forth the Audit Committee’s procedures to receive, retain, investigate and act on complaints and concerns of employees and stockholders regarding accounting, internal accounting controls and auditing matters, including complaints regarding attempted or actual circumvention of internal accounting controls. Accounting complaints may be made directly to the Chairman of the Audit Committee in writing as follows: Audit Committee Chairman, c/o Altra Industrial Motion Corp., 300 Granite Street, Suite 201, Braintree, Massachusetts 02184. A copy of the Audit Committee’s Whistleblower Policy and procedures may be requested from the Corporate Secretary, Altra Industrial Motion Corp., 300 Granite Street, Suite 201, Braintree, Massachusetts 02184.

Succession Planning

The Board of Directors recognizes that a sudden or unexpected change in leadership could cause the Company to experience management transition issues that could adversely affect the Company’s operations, relations with employees and results. Altra strives to create and maintain a respectful, rewarding, diverse, and inclusive work environment that allows our employees to develop meaningful careers. Working with Altra’s management team, the Board and Compensation Committee oversee matters including succession planning and development, compensation, benefits, talent recruiting and retention, employee engagement and diversity and inclusion. Moreover, the Board of Directors and Altra’s management team believe that having a robust succession planning process in place is one critical element of a comprehensive program of good corporate governance. As a result, the Board and the Governance Committee periodically review succession plans for the Chief Executive Officer position and other key executive positions.

Communication with Directors

Stockholders or other interested parties wishing to communicate with the Board, the non-employee directors, or any individual director may do so by contacting the Lead Director of the Board by mail, addressed to Lead Director, c/o Altra Industrial Motion Corp., 300 Granite Street, Suite 201, Braintree, Massachusetts 02184.

All communications to the Board will remain unopened and be promptly forwarded to the Lead Director, who shall in turn forward them promptly to the appropriate director(s). Such items as are unrelated to a director’s duties and responsibilities as a Board member may be excluded from this policy by the Lead Director, including, without limitation, solicitations and advertisements; junk mail; product-related communications; job referral materials such as resumes; surveys; and material that is determined to be illegal or otherwise inappropriate. Before being discarded, the director(s) to whom such information is addressed is generally informed that the information has been removed, and that it will be made available to such director(s) upon request.

OUR EXECUTIVE OFFICERS

The following table sets forth names, ages and positions of the persons who are our executive officers as of March 17, 2021:

Name	Age	Position
Carl R. Christenson	61	Chairman and Chief Executive Officer
Christian Storch	61	Executive Vice President and Chief Financial Officer
Glenn E. Deegan	54	Executive Vice President, Legal and Human Resources, General Counsel and Secretary
Todd B. Patriacca	51	Vice President of Finance, Corporate Controller and Treasurer
Craig Schuele	57	Executive Vice President of Marketing and Business Development

Carl R. Christenson, 61, has been our Chairman since April 2014, our Chief Executive Officer since January 2009 and a director since July 2007. Prior to his current position, Mr. Christenson served as our President and Chief Operating Officer from January 2005 to December 2008. From 2001 to 2005, Mr. Christenson was the President of Kaydon Bearings, a manufacturer of custom-engineered bearings and a division of Kaydon Corporation. Prior to joining Kaydon, Mr. Christenson held a number of management positions at TB Wood’s Incorporated and several positions at the Torrington Company. Mr. Christenson currently serves as a director at IDEX Corporation, a NYSE listed industrial manufacturer of highly engineered products. Mr. Christenson previously served as a director at Vectra Co., f/k/a OM Group, Inc., a NYSE listed technology-driven diversified industrial company, from 2014 to 2015. Mr. Christenson also is a member of the Board of Trustees of Manufacturers Alliance for Productivity and Innovation. Mr. Christenson holds a M.S. and B.S. degree in Mechanical Engineering from the University of Massachusetts and an M.B.A. from Rensselaer Polytechnic. In addition to more than twenty-five years of experience in manufacturing companies, Mr. Christenson brings vast knowledge of the Company’s business, structure, history and culture to the Board and the CEO position.

Christian Storch, 61, has been our Executive Vice President since December 2019 and our Chief Financial Officer since December 2007. From 2001 to 2007, Mr. Storch was the Vice President and Chief Financial Officer at Standex International Corporation (“Standex International”). Mr. Storch also served on the Board of Directors of Standex International from October 2004 to December 2007. Mr. Storch also served as Standex International’s Treasurer from 2003 to April 2006 and Manager of Corporate Audit and Assurance Services from July 1999 to 2003. Prior to Standex International, Mr. Storch was a Divisional Financial Director and Corporate Controller at Vossloh AG, a publicly held German transport technology company. Mr. Storch has also previously served as an Audit Manager with Deloitte & Touche LLP. Mr. Storch holds a degree in business administration from the University of Passau, Germany.

Glenn E. Deegan, 54, has been our Executive Vice President since December 2019 and our Vice President, Legal and Human Resources, General Counsel and Secretary since June 2009. Prior to his current position, Mr. Deegan served as our General Counsel and Secretary since September 2008. From March 2007 to August 2008, Mr. Deegan served as Vice President, General Counsel and Secretary of Averion International Corp., a publicly held global provider of clinical research services. Prior to Averion, from June 2001 to March 2007, Mr. Deegan served as Director of Legal Affairs and then as Vice President, General Counsel and Secretary of MacroChem Corporation, a publicly held specialty pharmaceutical company. From 1999 to 2001, Mr. Deegan served as Assistant General Counsel of Summit Technology, Inc., a publicly held manufacturer of ophthalmic laser systems. Mr. Deegan previously spent over six years engaged in the private practice of law and also served as law clerk to the Honorable Francis J. Boyle in the United States District Court for the District of Rhode Island. Mr. Deegan holds a B.S. from Providence College and a J.D. from Boston College Law School.

Todd B. Patriacca, 51, has been our Vice President of Finance, Corporate Controller and Treasurer since February 2010. Prior to his current position, Mr. Patriacca served as our Vice President of Finance, Corporate

Controller and Assistant Treasurer since October 2008 and previous to that, as Vice President of Finance and Corporate Controller since May 2007 and as Corporate Controller since May 2005. Prior to joining us, Mr. Patriacca was Corporate Finance Manager at MKS Instruments Inc. (“MKS”), a semi-conductor equipment manufacturer since March 2002. Prior to MKS, Mr. Patriacca spent over ten years at Arthur Andersen LLP in the Assurance Advisory practice. Mr. Patriacca is a Certified Public Accountant and holds a B.A. in History from Colby College and an M.B.A. and an M.S. in Accounting from Northeastern University.

Craig Schuele, 57, has been our Executive Vice President since December 2019 and our Vice President of Marketing and Business Development since May 2007 and held the same position with our predecessor since July 2004. He is responsible for global marketing as well as coordinating Altra’s merger and acquisition activity. Prior to his current position, Mr. Schuele was our Vice President of Marketing since March 2002, and previous to that he was our Director of Marketing. Mr. Schuele joined our predecessor in 1986 and holds a B.S. degree in Management from Rhode Island College.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion provides an overview and analysis of our compensation programs and policies and the major factors that shape the creation and implementation of those programs and policies. In this discussion and analysis, and in the more detailed tables and narrative that follow, we will discuss compensation and compensation decisions for fiscal 2020 relating to the following persons, whom we refer to as our named executive officers or our NEOs:

Carl R. Christenson, Chairman and Chief Executive Officer;

Christian Storch, Executive Vice President and Chief Financial Officer;

Glenn E. Deegan, Executive Vice President, Legal and Human Resources, General Counsel and Secretary;

Craig Schuele, Executive Vice President of Marketing and Business Development; and

Todd B. Patriacca, Vice President of Finance, Corporate Controller and Treasurer.

Executive Summary

Overview

The Compensation Committee believes that executive compensation should be structured to encourage and reward performance that leads to meaningful results for the Company. Both our cash and equity incentive compensation programs are tied primarily to performance metrics designed to measure sales and earnings growth and working capital management of Altra. Our strategy is to compensate our executives at competitive levels through programs that emphasize performance-based incentive compensation in the form of annual cash payments and equity-based awards. Our executives have the opportunity to earn above-median compensation for above-market performance while below-market performance will result in below-median compensation.

Operating Performance

Fiscal 2020 presented our teams with unique and unprecedented challenges as we navigated the complexities introduced by the global pandemic. By leveraging our resilient business model, financial discipline, and world-class Altra Business System (ABS), we responded to these challenges to deliver excellent financial results and advance our key strategic priorities. The broad diversity of our end markets and our ability to act nimbly to control costs through the pandemic allowed us to generate strong cash flow, deliver excellent working capital performance, and continue to make significant progress de-levering our balance sheet.

Our top priority is always the safety of our employees. In the first quarter of 2020, we formed a Pandemic Response Team to identify and assess risks and develop countermeasures consistent with guidance from national, state, and local governmental and health authorities. We quickly implemented a variety of best practices including travel restrictions, work-from-home policies for employees able to work remotely, social distancing, the use of personal protective equipment, temperature monitoring, enhanced cleaning protocols, contact tracing protocols, and other safety best practices to protect our employees. In addition, we formed a Business Continuity Task Force charged with ensuring continuity of supply for our customers. Despite the fact that 13 of our 53 global manufacturing facilities were temporarily shut down for varying lengths of time as a result of the pandemic and local government mandates during the period from February 2020 to April 2020, we experienced minimal supply chain disruption, attributed in part to the essential nature of Altra’s products and business.

We also took several proactive measures to protect the Company’s balance sheet and strengthen our liquidity position, including, among other things:

•	Accelerating cost reductions through furloughs, merit increase suspensions, executive wage rollbacks, discretionary spending reductions and savings as a result of suspending corporate travel;

•	Where applicable, leveraging government work programs and tax deferrals and extensions; and

•

Reducing our dividend to $0.04 per share in the second quarter of 2020 to enhance our ability to manage through the uncertainty in the markets, help strengthen our balance sheet, and provide optionality for investing in future growth. Given our strong financial performance, we subsequently increased our dividend to $0.06 per share in the fourth quarter of 2020.

With respect to our MICP, the Compensation Committee established performance targets in the first quarter of 2020, before the full impact of the pandemic was known. Despite the impact of the pandemic on the Company’s business, the Committee did not adjust 2020 MICP performance goals nor did it use discretion in determining bonus payouts for executive officers.

During 2020, even as we managed through the pandemic, we continued to focus on executing against our well-established strategic priorities, which include:

•	Applying our world-class Altra Business System to maximize value capture and nurture our extraordinary teams while leveraging best-practices across the entire organization,

•	Expediently de-levering our balance sheet towards our target levels by capitalizing on our strong cash generation and prioritizing debt paydown,

•	Focusing on margin enhancement by deploying established profit improvement initiatives, executing on cost savings and synergies, and capitalizing on improving market conditions, and,

•

Driving topline organic growth by capitalizing on cross-selling momentum, technology sharing to accelerate innovation, and strategically targeted capital investments that position Altra to address emerging growth opportunities.

For the full year of 2020, we reported net sales of approximately $1.73 billion, a decline of approximately 6% from the prior year. The decline in net sales was primarily due to the effects of the COVID-19 pandemic and its impact on the local economy. The combination of our prudent management of costs and our year-long focus on continuing to deploy our strategic initiatives helped drive an improvement in non-GAAP income from operations as reported in the Company’s earnings release filed as an exhibit to the Company’s Form 8-K/A filed with the SEC on February 16, 2021 (the “2020 Earnings Release”). In 2020, we reported non-GAAP net income from operations of $186.9 million, an increase over the prior year despite the reduction in sales occasioned by the global pandemic. Non-GAAP diluted earnings per share as reported in the 2020 Earnings Release was $2.88, an increase compared to the prior year and the strongest in Altra’s history. We also generated $229 million in non-GAAP free cash flow in 2020 as reported in the 2020 Earnings Release, which allowed us to pay down approximately $160 million of debt and make significant progress de-levering our balance sheet. We exited the year with Net Debt to Non-GAAP Adjusted EBITDA leverage as reported in the 2020 Earnings Release below 3.2x, which substantially exceeded our expectations and advanced us toward reaching our target leverage levels of between 2.0x to 3.0x.

Our 2020 non-GAAP adjusted EBITDA, which is the non-GAAP adjusted EBITDA reported in the Company’s slide deck filed as an exhibit to the Company’s Form 8-K/A filed with the SEC on February 16, 2021 further adjusted to exclude the impact of certain other items such as realized and unrealized gains and losses resulting from changes in currency exchange rates and the sale or disposition of fixed assets, restructuring and consolidation costs, and the impact of intangible asset impairments, was approximately $375.3 million, which exceeded the non-GAAP adjusted EBITDA target of $350.0 million. Our 2020 working capital turns were 6.63, which exceeded the working capital turns management target of 5.92. Our core growth was -5.95% which was lower than our core growth target of -4.20%. Our record non-GAAP adjusted diluted earnings per share of $2.88 exceeded the non-GAAP adjusted diluted earnings per share target of $2.60. As a result of these above-target results, our named executive officers received an annual cash incentive payout equal to approximately 174.7% of target under our Management Incentive Compensation Plan.

Elements of Compensation

Total compensation for our executive officers consists of the following elements of pay:

•	Base salary;

•	Annual cash incentive bonus dependent on our financial performance and achievement of performance objectives;

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Long-term incentive compensation through grants of equity-based awards, which have traditionally been in the form of restricted stock or restricted stock units, stock options, and performance share awards;

•	Participation in retirement benefits through a 401(k) Savings Plan;

•	The opportunity to defer compensation through a Non-Qualified Savings Advantage Plan;

•	Severance benefits payable upon termination under specified circumstances to our key executive officers;

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Medical and dental benefits that are available to substantially all our employees. We share the expense of such health benefits with our employees, with the cost depending on the level of benefits coverage an employee elects to receive. Our health plan offerings are the same for our executive officers and our other non-executive employees; and

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Our named executive officers are provided with the same short-term and long-term disability insurance benefits as our other salaried employees. Additionally, our named executive officers are provided with life insurance and supplemental long-term disability benefits that are not available to all salaried employees.

2020 Compensation Structure

In July 2018, in connection with the anticipated closing of the Fortive Transaction which substantially increased the size of the Company’s business, the Compensation Committee engaged the services of FW Cook and FW Cook delivered a series of reports evaluating the Company’s compensation peer group and the design and competitiveness of the Company’s compensation programs, including the executive compensation program (the “2018 FW Cook Reports”). The 2018 FW Cook Reports recommended changes to the Company’s compensation peer group to better reflect the size and business model characteristics of the new, combined Company. The 2018 FW Cook Reports also (i) indicated that certain executive officer base salaries were below median market levels; (ii) indicated that the total target annual cash compensation (the sum of base salary and target bonus) and the total target direct compensation (the sum of base salary, target bonus and the annualized grant date present value of long-term incentive grants) for the Company’s executive officers generally were positioned near or below the 25th percentile of market practice; and (iii) recommended adjustments to target compensation levels for certain executives to recognize the expansion of responsibilities, to support a pay-for-performance orientation for the combined Company, and to promote retention.

Based on its review of the compensation of the Company’s executives and taking into account the findings and recommendations in the 2018 FW Cook Reports, the Compensation Committee approved certain changes to compensation levels and structure beginning in 2019 including, without limitation, the following:

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Based on the recommendations contained in the 2018 FW Cook Reports, the Company made certain changes to its compensation peer group. Specifically, given the significant increase in the size and complexity of Altra’s business, nine companies whose revenues were below $1 billion were removed from the peer group and eleven new companies were added to the peer group. Altra’s revenues approximated the new peer group median and Altra’s market capitalization approximated the 42nd percentile of the new peer group based on the data used in the July 2018 FW Cook Reports;

•	The general structure of the Company’s Management Incentive Compensation Program was retained, limiting the maximum award under the plan to 2.0x the target award for the Company’s executives; and

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The Company’s long-term incentive program includes a performance share component based on relative total shareholder return measured over a three (3) year period to better align executive compensation with the return received by the Company’s stockholders; and

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One-half of the Chief Executive Officer’s target long term incentive award is comprised of performance shares and one-half of the other named executive officers’ target long term incentive award is comprised of performance shares.

In 2020, the Compensation Committee again engaged the services of FW Cook to review the competitive positioning of the Company’s executive compensation program. The Compensation Committee received a report from FW Cook (the “2020 FW Cook Report”), which among other things: (i) reported that, in the aggregate, the total target direct compensation (the sum of base salary, target bonus and the annualized grant date present value of long-term incentive grants) for the Company’s executive officers generally approximated the median of market practice; (ii) indicated that long-term incentive compensation was generally aligned with the market median; and (iii) reported that the mix of components comprising both total target direct compensation and long term incentive compensation was generally aligned with the average of the Company’s peer group.

Practices and Policies to Promote Effective Compensation Governance

Examples of practices and policies that the Committee has implemented to ensure effective governance of compensation plans include:

•	We maintain rigorous share ownership guidelines which are applicable to all executives and non-employee directors, as appropriate;

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We provide double trigger change-in-control protection to our executive officers in which they may be entitled to severance benefits in the event of a change-in-control of the Company and qualifying employment termination. In addition, RSU, stock option and performance share awards granted under the 2014 Omnibus Incentive Plan also provide for double trigger change-in-control vesting;

•	The Compensation Committee has the authority to hire independent counsel and other advisors and the Committee has engaged its own independent compensation consultant;

•	The Compensation Committee has conducted a review and assessment of risk as it relates to our compensation policies and practices;

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Our Policy on Insider Trading prohibits hedging and short sale transactions and no director or officer may pledge Company securities as collateral. Refer to the section entitled “Business Conduct and Compliance” for a description of the Company’s policy against hedging, pledging and other short sale transactions; and

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The Company has adopted a comprehensive clawback policy that permits us to seek to recover certain amounts of both cash and equity incentive compensation under certain circumstances. Refer to the section entitled “Clawback Policy” for a description of the Company’s clawback policy.

Compensation Committee

The Compensation Committee of the Board of Directors, as further discussed in this Proxy Statement under the caption “Committees of the Board of Directors,” has responsibility for establishing, implementing, and monitoring adherence with the Company’s compensation program. The role of the Compensation Committee is to oversee, on behalf of the Board and for the benefit of the Company and its stockholders, the Company’s compensation and benefit plans and policies, to review and approve equity grants to directors and executive officers and to determine and approve annually all compensation relating to the CEO and the other executive officers of the Company. The Compensation Committee utilizes the Company’s Human Resources Department and reviews data from market surveys and proxy statements to assess the Company’s competitive position with respect to base salary, annual incentives, and long-term incentive compensation. The Compensation Committee has the authority to engage the services of independent compensation consultants and engaged FW Cook in 2020 to conduct a review of the competitiveness of the Company’s executive compensation programs. The Compensation Committee meets annually to review executive compensation programs, determine compensation levels and performance targets, review management performance, and approve final executive bonus distributions and performance share award earnouts, as applicable.

Objectives of Our Compensation Programs

We believe that compensation paid to executive officers should be closely aligned with the performance of the Company on both a short-term and long-term basis, and that such compensation should assist the Company in attracting and retaining key executives critical to the Company’s success. To this end, our compensation program for executive officers is structured to achieve the following objectives:

Recruiting and Retention of Talented Professionals

We believe that the dedication, creativity, competence, and experience of our workforce enable us to compete, given the realities of the industry in which we operate. We aim to compensate our executives at competitive levels in order to attract and retain highly qualified professionals critical to our success. There are many important factors in attracting and retaining qualified individuals, compensation being one of them.

Alignment of Individual and Short-Term and Long-Term Organizational Goals

We seek to align the short-term interests of our executives with those of our stockholders by structuring a significant portion of executive compensation as a performance-based bonus. In particular, the level of cash incentive compensation is determined by the use of annual performance targets, which we believe encourages superior short-term performance and operating results for the organization.

We strive to align the long-term interests of our executives with those of our stockholders and foster an ownership mentality in our executives by giving them a meaningful stake in our success through our equity incentive programs. Our equity compensation program for executives is designed to link the long-term compensation levels of our executives to the creation of lasting stockholder value.

What We Reward, Why We Pay Each Element of Compensation and How Each Element Relates to Our Compensation Objectives

Base salary, as well as benefits such as 401(k) participation, severance, health care and life and disability insurance, are intended to provide a level of income and benefits commensurate with the executive’s position, responsibilities, and contributions to the Company. We believe the combined value of base salary, annual cash incentives and fringe benefits should be competitive with the salary, bonus and general benefits provided to similarly situated executives in the industry.

We compensate our executives through programs that emphasize performance-based incentive compensation. We have structured annual cash and long-term equity compensation to motivate executives to achieve the business goals set by us and reward the executives for achieving such goals. For 2020, depending on the executive, target annual cash incentives comprised approximately 19%-22% of target total direct compensation and target long term incentives comprise approximately 35%-64% of target total direct compensation.

Through our annual cash bonus program, we attempt to tailor performance goals to our current priorities and needs. Through our long-term, non-cash incentive compensation, we attempt to align the interests of our executive officers with those of our stockholders by rewarding our executives based on absolute and relative stock price performance over time through awards of restricted stock and performance shares, as well as through grants of stock options.

How We Determine the Amounts We Pay

The Compensation Committee utilizes the Company’s Human Resources Department and reviews data from market surveys and proxy statements to assess the Company’s competitive position with respect to base salary, annual incentives, and long-term incentive compensation. The Compensation Committee engaged FW Cook in 2018 to assist it in assessing and recommending changes to the Company’s compensation peer group and in reviewing the competitiveness of the Company’s executive compensation programs and engaged FW Cook again in 2020 to review the competitiveness of the Company’s executive compensation programs.

Compensation Peer Group

The Compensation Committee established the below compensation peer group for 2020 compensation decisions.

Barnes Group Inc.	Enerpac Tool Group (formerly Actuant)	John Bean Technologies Corporation	Tennant Company
Chart Industries, Inc.	Franklin Electric Co., Inc.	Nordson Corporation	The Timken Company
Colfax Corporation	Graco Inc.	Regal Beloit Corporation	Watts Water Technologies, Inc.
Crane Co	IDEX Corporation	Rexnord Corporation	Woodward Inc.
EnPro Industries, Inc.	ITT Inc.	SPX Corporation

We believe that our compensation peer group for 2020 is representative of the market in which we compete for talent. The size of the group has been established so as to provide sufficient benchmarking data across the range of senior positions in our Company. Our compensation peer group companies were chosen because they are similar to Altra in terms of size, industry, and business mix. We believe the quality of these organizations will allow Altra to maintain a high level of continuity in the peer group, providing a consistent measure for benchmarking compensation. Our revenues and market capitalization were in the median range of the peer companies at the time of the 2018 FW Cook Reports and remain reasonably aligned with the median range of the peer companies.

Base Salary

Base salaries for executives are determined by the Compensation Committee or the Board based upon job responsibilities, level of experience, individual performance, comparisons to the salaries of executives in similar positions at other companies within the compensation peer group, as well as internal comparisons of the relative compensation paid to the members of our executive team.

In addition, our CEO makes recommendations to the Compensation Committee with respect to the base compensation of our executives other than himself. In the case of the CEO, the Compensation Committee evaluates his performance and makes a recommendation of base compensation to the Board. These recommendations are then evaluated, discussed, modified as appropriate and ultimately approved by the Compensation Committee or the Board. Pursuant to the employment agreements the Company has entered into with Messrs. Christenson and Storch, the Board may not reduce, but may increase, their base salaries so long as their employment agreements are in effect. For further discussion of the employment agreements, see the section entitled “Employment Agreements” in this Proxy Statement.

On February 10, 2020, the Compensation Committee approved increases to the 2020 base salary compensation for our named executive officers generally in line with the overall merit increase budget for our employee population after a review of competitive market data and consideration of the 2018 FW Cook Reports. For the year 2020, the named executive officers received base salaries as set forth in the table below.

Named Executive Officer	2019 Base Salary	2020 Base Salary	Percentage Increase
Carl R. Christenson	$900,000	$927,000	3%
Christian Storch	$480,000	$494,400	3%
Glenn E. Deegan	$385,000	$396,550	3%
Craig Schuele	$310,000	$319,300	3%
Todd B. Patriacca	$275,000	$283,250	3%

Annual Cash Incentives

Our executive officers are eligible to participate in the Company’s Management Incentive Compensation Program (“MICP”). Under the MICP, the Compensation Committee establishes an annual target bonus opportunity for each of our executive officers based upon the Company’s achievement of certain Company financial factor (“CFF”) performance targets. The CFF performance targets in 2020, which were established in the first quarter of 2020 before the full impact of the pandemic was known, were based on adjusted EBITDA, working capital management, core growth and earnings per share (“EPS”) growth goals. Overall, this combination of performance targets is designed to emphasize profitability and productivity, and drive sales growth.

The adjusted EBITDA target consists of earnings before interest, income taxes, depreciation and amortization and is adjusted further for certain non-recurring items, including, but not limited to, realized and unrealized gains and losses resulting from changes in currency exchange rates and the sale or disposition of fixed assets, restructuring and consolidation costs, and the impact of intangible asset impairments. The adjusted EBITDA target for fiscal 2020 was approximately $350.0 million. The working capital management target is based on the number of working capital turns calculated as of the end of the year. The working capital management target for fiscal 2020 was approximately 5.92 turns. The core growth target for 2020 was approximately -4.20%. The EPS growth component of the MICP is based on the growth of non-GAAP adjusted diluted earnings per share. The baselines for measuring EPS growth for the 2020 MICP was budgeted 2020 non-GAAP adjusted diluted earnings per share of $2.60. Our executive officers are not entitled to a bonus under the MICP if the Company does not achieve at least 80% of the adjusted EBITDA target.

The Compensation Committee annually establishes a target bonus opportunity for each executive officer which represents the percentage of base salary to be received by the executive officer as a cash bonus if the Company meets its CFF performance targets. For 2020, the CFF targets were comprised of the following components: adjusted EBITDA (weighted 75%), working capital management (weighted 15%), and core growth (weighted 10%). Actual adjusted EBITDA results are plotted on an established adjusted EBITDA target performance grid to determine a multiplier (“EBITDA Multiplier”) used to calculate the adjusted EBITDA portion of the CFF. Actual working capital turns are plotted on an established working capital turns performance grid to determine a multiplier (“Working Capital Turns Multiplier”) used to calculate the working capital turns portion of the CFF. Actual core growth is plotted on an established core growth performance grid to determine a multiplier (“Core Growth Multiplier”) used to calculate the core growth portion of the CFF. The resulting overall CFF multiplier is applied to the target bonus opportunity and may then be further adjusted upward, but not downward, by plotting actual non-GAAP adjusted diluted earnings per share on an established EPS performance grid (“EPS Multiplier”). The maximum award under the MICP is limited to 2.0x the target award for the Company’s executives.

The Company’s actual results for fiscal 2020 were: (i) adjusted EBITDA of approximately $375.3 million which exceeded the adjusted EBITDA target and resulted in an EBITDA Multiplier of 1.30, (ii) working capital turns of approximately 6.63 which exceeded the working capital management target and resulted in a Working

Capital Turns Multiplier of 1.90, (iii) core growth of -5.95% which was lower than the core growth target resulting in a Core Growth Multiplier of 0.84; and (iv) non-GAAP adjusted diluted earnings per share of $2.88 which exceeded the EPS target and resulted in an EPS Multiplier of 1.30. Based upon these results, the Compensation Committee approved bonuses to each of Messrs. Christenson, Storch, Deegan, Schuele and Patriacca as set forth in the table below. Despite the impact of the pandemic on the Company’s business, the Committee did not adjust MICP performance goals nor did it use discretion in determining bonus payouts for executive officers.

The following tables illustrate the calculation of the 2020 bonus payments for the named executive officers.

Officer	2020 Target Bonus – Percentage of Base Salary	2020 Actual Bonus Payout $	2020 Actual Bonus Payout – Percentage of Base Salary	2020 Actual Bonus Payout – Percentage of Target Bonus
Carl R. Christenson	110%	$1,781,620	192.2%	174.7%
Christian Storch	70%	$604,671	122.3%	174.7%
Glenn E. Deegan	60%	$415,711	104.8%	174.7%
Craig Schuele	50%	$278,940	87.4%	174.7%
Todd B. Patriacca	50%	$247,447	87.4%	174.7%

Any bonuses earned are fully paid in cash following the end of the year earned and after the completion of the consolidated financial statement audit.

To further clarify the bonus calculation, the following is an example calculation for Mr. Christenson:

Calculation of CFF

CFF Components
Component	Multiplier	Weighting
EBITDA	1.30	75%
WCT	1.90	15%
Core Growth	0.84	10%

CFF	= (1.30*.75) + (1.90*.15) + (0.84*.10) = 1.344

Calculation of Bonus

Base Salary	MICP Target %	MICP Target $	CFF	EPS Multiplier	MICP Bonus Payment (1)
927,000	110%	1,019,700	1.344	1.3	1,781,620

(1)	(1,781,620 = 1,019,700 * 1.344 * 1.3)

Long-Term Incentive Compensation

The Compensation Committee awards long-term incentive grants to the Company’s executive officers as a component of total compensation to further align executive officers’ compensation with the long-term performance of the Company and to aid in retention. We believe that equity-based compensation ensures that our executives have a continuing stake in the long-term success of the Company. We issue equity-based compensation in the form of restricted stock, or restricted stock units, and stock options, all of which generally vest ratably over a period of years, and performance shares, which generally include a measurement period for the applicable performance metric of at least three years and may also vest over a period of years after the amount of the award is fixed. The purpose of these equity incentives is to encourage stock ownership, offer long-term performance incentives and more closely align the executive’s compensation with the return received by the Company’s stockholders.

The 2018 FW Cook Report and 2020 FW Cook Report noted, among other things, that the Company’s long-term incentive program was performance-based, supported the Company’s retention objective, and generally was aligned with best practice.

The Compensation Committee has established a target long-term incentive opportunity for each executive officer to be received annually by the executive officer in the form of grants of time vested restricted stock units (“RSUs”) and stock options. In setting the target award level for the RSU and stock option grants, the Compensation Committee considers compensation peer group benchmarking data and recommendations and data provided by FW Cook. On February 10, 2020, the Compensation Committee approved the following grants of RSUs and stock options for each of the named executive officers set forth below:

Officer	2020 Number of RSUs Granted (1)	2020 RSU Value at Time of Grant
Carl R. Christenson	24,665	$857,475
Christian Storch	6,397	$222,480
Glenn E. Deegan	4,276	$148,706
Craig Schuele	2,296	$79,825
Todd B. Patriacca	1,629	$56,650

(1)	RSU awards vest in equal annual installments on August 15, 2020, August 15, 2021, August 15, 2022 and August 15, 2023.

Officer	2020 Number of Stock Options Granted (1)
Carl R. Christenson	98,618
Christian Storch	25,588
Glenn E. Deegan	17,103
Craig Schuele	9,181
Todd B. Patriacca	6,516

(1)

Stock option awards vest in equal annual installments on August 15, 2020, August 15, 2021, August 15, 2022 and August 15, 2023. The stock option awards expire on the tenth anniversary of the grant date.

The Compensation Committee has also established a target long-term incentive opportunity for each executive officer to be received annually by the executive officer as a performance share award. In setting the target award level for the performance share award, the Compensation Committee considered compensation peer group benchmarking data.

The performance objective for the 2020 performance share awards measures the Company’s total shareholder return (“TSR”) against the TSR for a peer group of companies (consisting of the 19 companies in our 2020 compensation peer group) over a measurement period of three years beginning on January 1, 2020 and ending on December 31, 2022. Award payouts for the performance shares are based on the percentile rank of the Company’s TSR compared to the TSR of peer group companies over the performance period. In the event that the Company’s TSR over the performance period is negative, the payout of performance shares is capped at the target level, regardless of the relative TSR performance level. The chart below illustrates potential payouts at various levels of performance:

Relative TSR Performance Level (1)	Vesting Percentage (% of Target Award)	Payout if Altra TSR is negative
75th Percentile	150%	100%
50th Percentile	100%	100%
25th Percentile	50%	50%
Below 25th Percentile	0%	0%

(1)	Results between performance levels are interpolated.

Information regarding the number of 2020 performance share awards granted to named executive officers and the grant date fair value of such performance share awards, calculated in accordance with ASC Topic 718, is set forth in the table below.

Officer	2020 Total Target Number of Performance Share Awards Granted	Value of 2020 Target Performance Share Awards at Time of Grant
Carl R. Christenson	49,309	$1,714,950
Christian Storch	12,794	$444,960
Glenn E. Deegan	8,552	$297,413
Craig Schuele	4,591	$159,650
Todd B. Patriacca	3,258	$113,300

Other Benefits

We have a 401(k) plan in which the named executive officers currently participate. We also provide life, disability, medical and dental insurance as part of our compensation package. The Compensation Committee considers all of these plans and benefits when reviewing the total compensation of our executive officers.

For 2020, the 401(k) plan offered a company match of $1.00 for every $1.00 contributed by a named executive officer to the plan up to 3% of the executive officer’s eligible compensation and $0.50 for every $1.00 contributed by a named executive officer to the plan for the next 2% of the executive officer’s eligible compensation (for an aggregate maximum total matching contribution of up to 4% of eligible compensation) subject to applicable IRS maximums. For 2020, the Company also contributed an amount equal to 2% of a named executive officer’s eligible compensation to their account regardless of the amount of the contributions made by the named executive officer.

The Company also affords executive officers the opportunity to participate in the Altra Industrial Motion Corp. Savings Advantage Plan, an unfunded, non-qualified deferred compensation plan (the “Savings Advantage Plan”). The Savings Advantage Plan contains two different benefit types, an excess deferral benefit and a first dollar benefit. The excess deferral benefit allows a participant to defer compensation under the plan upon reaching the compensation limit under Internal Revenue Code Section 401(a)(17) in place under our 401(k) plan. Deferrals made under the excess deferral benefit are eligible for the same matching and company contributions described above under our 401(k) plan. The first dollar benefit allows participants to defer compensation under the plan. There is no matching or company contribution applicable to the dollar deferrals. The Company may also make additional discretionary contributions under the Savings Advantage Plan. All deferrals and contributions under the Savings Advantage Plan are recorded in bookkeeping accounts for the benefit of the participants and deemed invested in investments available under the 401(k) plan.

The named executive officers are provided with the same short-term and long-term disability benefits as our other salaried employees. Additionally, the named executive officers are provided with life insurance and supplemental long-term disability benefits that are not available to all salaried employees.

Perquisites

We do not provide the named executive officers with perquisites or other personal benefits such as company vehicles, club memberships, financial planning assistance, tax preparation or other similar benefits.

Stock Ownership Guidelines

The Compensation Committee has established stock ownership guidelines for certain of the Company’s senior executive positions, including those held by Messrs. Christenson, Storch, Deegan, Schuele and Patriacca, pursuant to which such executives should retain the value of Company stock equal to the following:

•	Carl R. Christenson — five times (5x) annual base salary.

•	Christian Storch — three times (3x) annual base salary.

•	Other named executive officers — one time (1x) annual base salary.

The following categories satisfy a participant’s ownership guidelines: (i) shares of common stock owned directly; (ii) shares of common stock owned indirectly (e.g., by a spouse or a trust); (iii) shares of common stock represented by amounts invested in a 401(k) plan or deferred compensation plan maintained by the Company or an affiliate; and (iv) restricted stock (vested and unvested), earned performance shares (vested and unvested), restricted stock units (vested and unvested), or phantom stock. Unexercised options, unearned performance shares, and pledged shares are not counted toward meeting the guidelines. All of these executive officers have a five (5) year period to accumulate the specific values referenced above. As of March 17, 2021, all of our named executive officers were in compliance with the stock ownership guidelines.

Violations of the Company’s stock ownership guidelines may, without limitation and in the Board’s discretion, result in the participant not receiving future grants of long-term incentive plan awards or annual equity retainer or result in the participant being required to retain all or a portion of future grants of long-term incentive plan awards or annual equity retainer until compliance is achieved.

Clawback Policy

The Company has adopted a clawback policy that permits us to seek to recover certain amounts of incentive compensation, including both cash and equity, granted on or after January 1, 2017 to any current or former executive officer (as defined in the Securities Exchange Act of 1934, as amended, and the listing standards of the national securities exchange on which the Company’s securities are listed) or such other senior executive who engaged in fraud or material misconduct, if payment of such compensation was based on the achievement of financial results that were subsequently the subject of a restatement of our financial statements due to fraud or material misconduct, and the executive engaged in improper conduct that materially contributed to the need for restatement, and a lower amount of incentive compensation would have been earned based on the restated financial results.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended generally places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to our applicable named executive officers. Prior to the Tax Cuts and Jobs Act of 2017, this limit generally did not apply to compensation that met the tax code exception for “qualifying performance-based compensation.” The Compensation Committee considers the anticipated tax treatment to the Company and its executive officers when reviewing the executive compensation programs. However, the Compensation Committee will not necessarily seek to limit executive compensation to amounts deductible under Section 162(m), particularly given the sweeping elimination of the exception for “qualified performance-based compensation,” as the Compensation Committee wishes to maintain flexibility to structure our executive compensation programs in ways that best promote the interests of the Company and its stockholders.

Change of Control Matters, Employment Contracts and Other Agreements

Employment Agreements

Two of our named executive officers, Messrs. Christenson and Storch, have entered into employment agreements with us. Mr. Christenson entered into his employment agreement in early January 2005, which was subsequently amended on March 3, 2009 (with such amendment effective as of January 1, 2009). The initial term of Mr. Christenson’s amended employment agreement expired on December 31, 2013, but the term of the agreement automatically renews for successive one-year terms unless either Mr. Christenson or Altra terminates the agreement upon 6 months prior notice to such renewal date. Mr. Storch entered into his employment agreement in December 2007, which was subsequently amended on November 5, 2012. The initial term of Mr. Storch’s amended employment agreement expired on December 31, 2013, but the term of the agreement automatically renews for successive one-year terms unless either Mr. Storch or Altra terminates the agreement upon 6 months prior notice to such renewal date. Each of the employment agreements contain usual and customary restrictive covenants, including 12 month non-competition provisions and non-solicitation/no hire of employees or customers provisions, non-disclosure of proprietary information provisions and non-disparagement provisions. In the event of a termination by the Company without “cause” or by the Executive for “good reason,” Messrs. Christenson and Storch are entitled to severance equal to 12 months’ salary, continuation of medical and dental benefits for the 12-month period following the date of termination, and an amount equal to their pro-rated bonus for the year of termination. In addition, upon such termination, all of Mr. Christenson’s unvested equity awards and fifty percent of Mr. Storch’s unvested equity awards shall automatically vest. Any payments upon termination are subject to certain conditions including compliance with the non-competition, non-solicitation, non-disclosure and non-disparagement provisions described above. Under the terms of his employment agreement, upon his death or disability, fifty percent of Mr. Storch’s unvested equity awards received from the Altra Equity Plan shall automatically vest.

Under the agreements, each of Messrs. Christenson and Storch is also eligible to participate in all compensation or employee benefit plans or programs and to receive all benefits and perquisites for which the Company’s salaried employees generally are eligible under any current or future plan or program on the same basis as other senior executives of the Company.

Change of Control Provisions

Pursuant to the terms of the employment agreements discussed above under the caption “Employment Agreements,” we provide benefits to Messrs. Christenson and Storch upon termination of employment from the Company under certain circumstances. The benefits described under the caption “Employment Agreements” are in addition to the benefits to which the executives would be entitled upon a termination of employment generally (i.e. vested retirement benefits accrued as of the date of termination, stock awards that are vested as of the date of termination and the right to elect continued health coverage pursuant to COBRA).

The Company has entered into change of control agreements, effective as of February 16, 2015, with each of our named executive officers (collectively, the “Executives”). These agreements replaced prior change of control agreements which were effective as of October 28, 2008, to, among other things, (a) change the multiple of base salary and target bonus that certain Executives would be entitled to receive and (b) replace the golden parachute excise tax gross-up provision with a “net-better cutback” provision. The change of control agreements provide that, subject to certain conditions, including compliance with non-competition, non-solicitation, non-disclosure and non-disparagement provisions, in the event that (a) the Executive is terminated without cause or such Executive terminates employment for good reason within 24 months following a change of control of the Company (as defined in the change of control agreements) or (b) the Executive is terminated without cause in anticipation of a change of control of the Company within 90 days prior to such change of control (each, a “triggering event”), such Executive will be entitled to certain benefits. Such benefits include (i) a lump sum amount payable in cash equal to the sum of (A) a multiple (shown below for each of the named executive officers) of the Executive’s annual base salary then in effect and (B) a multiple (shown below for each of the “named executive officers”) of the Executive’s target bonus amount for the year of termination and (ii) continuation of medical and dental benefits for up to 18 months (period shown below for each of the “named executive officers”) following the date of termination. In addition, upon termination following a change of control, the Executive will be entitled to an amount equal to such Executive’s pro-rated bonus for the year of termination and all of such Executive’s outstanding equity incentive awards will automatically vest in full and be exercisable as of the date of termination.

Executive	Title	Multiple of Base Salary and Target Bonus	Medical and Dental Continuation
Carl R. Christenson	Chairman and Chief Executive Officer	3x	18 Months

Christian Storch	Chief Financial Officer	2x	18 Months

Glenn E. Deegan	Executive Vice President, Legal and Human Resources, General Counsel and Secretary	2x	18 Months

Craig Schuele	Executive Vice President of Marketing and Business Development	2x	18 Months

Todd B. Patriacca	Vice President, Corporate Controller and Treasurer	1.5x	18 Months

Because Messrs. Christenson and Storch also have employment agreements with the Company, the change of control agreements for these Executives provide that in the event of a triggering event, such Executive shall be entitled to receive benefits and payments under only one of the employment agreement or the change of control agreement, whichever is more favorable to the Executive at the time of such triggering event.

As more fully discussed in the caption “2014 Omnibus Incentive Plan” in this Proxy Statement, the Compensation Committee has the authority to effect immediate vesting of various employee incentive awards upon a change of control of Altra. The Compensation Committee may provide that any time prior to a change in control, any outstanding stock options, stock appreciation rights, stock units and unvested cash awards shall immediately vest and become exercisable and any restriction on restricted stock awards or stock units shall immediately lapse. In addition, the Compensation Committee may provide that all awards held by participants who are in our service at the time of the change of control, shall remain exercisable for the remainder of their terms notwithstanding any subsequent termination of a participant’s service.

Executive Severance Policy

The Compensation Committee has approved an Executive Severance Plan, amended and restated effective as of February 12, 2019, applicable to executive officers of the Company, including our named executive officers (collectively for the purposes of this subsection, the “Participants”). The Executive Severance Plan provides that, subject to certain conditions including compliance with non-competition, non-solicitation, non-disclosure and non-disparagement provisions, in the event that a Participant is terminated without cause by the Company, such Participant for a period of 24 months for the CEO and 12 months for the other named executive officers following such termination (the “Severance Period”) will be entitled to (i) continue receiving his or her base salary, (ii) receive a cash payment equal to 100% of the Participant’s target annual bonus during the Severance Period and paid out in equal installments over the Severance Period; and (iii) continue to receive coverage under the Company’s group medical and dental insurance plans. In the event a Participant enters into a written agreement with the Company regarding severance, including a change of control agreement, the terms and conditions of such written agreement shall control with respect to the termination circumstances covered by such agreement and the Participant shall not be eligible to receive benefits under this policy.

Because Messrs. Christenson and Storch also have employment agreements with the Company, the Executive Severance Plan provides that in the event of a triggering event, such Participant shall be entitled to receive benefits and payments under only one of the employment agreement or the Executive Severance Plan, whichever is more favorable to the Participant at the time of such triggering event.

Amounts payable to our named executive officers due to termination of employment or a change of control under any employment agreements or otherwise are disclosed in further detail in the table entitled “Potential Post-Employment Payments to Named Executive Officers” contained in this Proxy Statement.

Advisory Vote on Executive Compensation

We have conducted advisory votes on executive compensation at each of our Annual Meetings since 2011. While these votes are not binding on the Company, our Board of Directors or our Compensation Committee, we believe that it is important for our stockholders to have an opportunity to vote on this proposal on an annual basis as a means to express their views regarding our executive compensation philosophy, our compensation policies and programs, and our decisions regarding executive compensation, all as disclosed in our proxy statement. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and, to the extent there is any significant vote against the compensation of our named executive officers as disclosed in the proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. In addition to our annual advisory vote to approve executive compensation, we are committed to ongoing engagement with our stockholders on executive compensation and corporate governance issues. These engagement efforts take place throughout the year through meetings, telephone calls and correspondence involving our senior management, directors, and representatives of our stockholders.

At the 2020 Annual Meeting, approximately 96% of the votes cast on the advisory vote on executive compensation proposal were in favor of our named executive officer compensation as disclosed in the proxy statement, and as a result our named executive officer compensation was approved. The Board of Directors and Compensation Committee reviewed these final vote results and took them into account in evaluating our executive compensation policies and decisions. As noted above, the Compensation Committee engaged FW Cook in 2018 to assist in identifying an updated and expanded compensation peer group and in reviewing the competitiveness of the Company’s executive compensation programs and engaged FW Cook again in 2020 to review the competitiveness of the Company’s executive compensation programs.

We have determined that our stockholders should vote on a Say-on-Pay proposal each year, consistent with the preference expressed by our stockholders at the 2011 and 2017 Annual Meetings. It is expected that the next such vote will occur at the 2022 Annual Meeting of stockholders. Accordingly, our Board of Directors recommends that you vote FOR Proposal 3 at the Annual Meeting. For more information, see “Proposal 3. Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers (“Say on Pay”)” in this Proxy Statement.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Compensation Committee:

Thomas W. Swidarski (Chairman)

Lyle G. Ganske

Margot L. Hoffman, Ph.D.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Summary Compensation Table

The following table summarizes all compensation paid during fiscal years 2018, 2019, and 2020 to our principal executive officer, our principal financial officer and our three other most highly compensated executive officers who were serving as executive officers at December 31, 2020. We refer to these executive officers as the named executive officers or NEOs.

Name & Principal Position	Year	Salary	Bonus	Stock Awards (1)		Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation		Total Compensation
Carl R. Christenson	2020	$927,000	$—	$2,551,239	(4)	$851,073	$1,781,620	$124,081	(9)	$6,235,013
President and Chief Executive	2019	$900,000	—	$2,901,017		$920,328	$807,840	$96,601		$5,625,786
Officer	2018	$825,000	—	$1,812,935		$—	$893,661	$36,000		$3,567,596
Christian Storch	2020	$494,400	—	$661,954	(5)	$220,824	$604,671	$74,872	(10)	$2,056,721
Executive Vice President and Chief	2019	$480,000	—	$797,541		$253,012	$274,176	$66,680		$1,871,409
Financial Officer	2018	$451,916	—	$447,370		$—	$391,621	$42,128		$1,333,035
Glenn Deegan	2020	$396,550	—	$442,467	(6)	$147,599	$415,711	$59,360	(11)	$1,461,687
Executive Vice President, Legal and	2019	$385,000	—	$550,211		$174,547	$188,496	$54,128		$1,352,382
Human Resources, General	2018	$362,603	—	$359,044		$—	$288,039	$38,038		$1,047,724
Counsel and Secretary
Craig Schuele	2020	$319,300	—	$237,526	(7)	$79,232	$278,940	$51,909	(12)	$966,907
Executive Vice President, Marketing	2019	$310,000	—	$310,396		$98,494	$126,480	$48,970		$894,340
and Business Development	2018	$279,920	—	$245,535		$—	$202,144	$38,061		$765,660
Todd Patriacca	2020	$283,250		$168,562	(8)	$56,233	$247,447	$45,670	(13)	$801,162
Vice President Finance, Corporate	2019	$275,000	—	$149,235		$68,927	$112,200	$36,878		$642,239
Controller and Treasurer	2018	$254,150	—	$174,986		$—	$165,181	$34,843		$629,160

(1)

This amount reflects (i) the aggregate grant date fair value of restricted stock and RSU awards granted in fiscal years 2020, 2019 and 2018; and (ii) the value at the grant date based upon the probable outcome of the performance conditions for performance share awards granted in fiscal years 2020, 2019 and 2018, each computed in accordance with ASC Topic 718. For additional information on the valuation assumptions regarding the restricted stock and RSU awards, refer to Note 12 to our financial statements for the year ended December 31, 2020, which is included in our Annual Report on Form 10-K for the year ended December 31, 2020.

(2)

This amount reflects the aggregate grant date fair value of stock options granted in fiscal year 2020 as computed in accordance with ASC Topic 718 using the Black-Scholes option pricing model. Additional information about the assumptions that we used when valuing equity awards is set forth in our Annual Report on Form 10-K in Note 12 to the Consolidated Financial Statements for fiscal year 2020.

(3)	Paid in March of the subsequent year under the Company’s Management Incentive Compensation Program.

(4)

RSU awards represent $857,475 and performance shares represent $1,693,764 based upon the probable outcome of the performance conditions as of the grant date. The maximum value of the performance shares that could have been granted based on achievement of the highest level of performance objectives was $2,540,646. The performance objective measures the Company’s TSR against the TSR for a peer group of companies over a measurement period of three years beginning on January 1, 2020 and ending on December 31, 2022.

(5)

RSU awards represent $222,480 and performance shares represent $439,474 based upon the probable outcome of the performance conditions as of the grant date. The maximum value of the performance shares that could have been granted based on achievement of the highest level of performance objective was $659,211. The performance objective measures the Company’s TSR against the TSR for a peer group of companies over a measurement period of three years beginning on January 1, 2020 and ending on December 31, 2022.

(6)

RSU awards represent $148,706 and performance shares represent $293,761 based upon the probable outcome of the performance conditions as of the grant date. The maximum value of the performance shares that could have been granted based on achievement of the highest level of performance objective was $440,642. The performance objective measures the Company’s TSR against the TSR for a peer group of companies over a measurement period of three years beginning on January 1, 2020 and ending on December 31, 2022.

(7)

Restricted Stock awards represented $79,825 and performance shares represent $157,701 based upon the probable outcome of the performance conditions as of the grant date. The maximum value of the performance shares that could have been granted based on achievement of the highest level of performance objective was $236,551. The performance objective measures the Company’s TSR against the TSR for a peer group of companies over a measurement period of three years beginning on January 1, 2020 and ending on December 31, 2022.

(8)

Restricted Stock awards represented $56,650 and performance shares represent $111,912 based upon the probable outcome of the performance conditions as of the grant date. The maximum value of the performance shares that could have been granted based on achievement of the highest level of performance objective was $167,868. The performance objective measures the Company’s TSR against the TSR for a peer group of companies over a measurement period of three years beginning on January 1, 2020 and ending on December 31, 2022.

(9)	Represents our 401 (k) contribution of $17,100, our Savings Advantage Plan contribution of $86,018, and premiums paid for medical, dental, life and disability benefits.

(10)	Represents our 401 (k) contribution of $17,100, our Savings Advantage Plan contribution of $29,883, and premiums paid for medical, dental, life and disability benefits.

(11)	Represents our 401 (k) contribution of $17,100, our Savings Advantage Plan contribution of $18,825, and premiums paid for medical, dental, life and disability benefits.

(12)	Represents our 401 (k) contribution of $17,100, our Savings Advantage Plan contribution of $10,319, and premiums paid for medical, dental, life and disability benefits.

(13)	Represents our 401 (k) contribution of $17,100, our Savings Advantage Plan contribution of $6,936, and premiums paid for medical, dental, life and disability benefits.

Grants of Plan-Based Awards for Fiscal Year 2020

The following table presents information regarding grants of plan-based awards to our named executive officers during the fiscal year ended December 31, 2020.

									All Other Stock Awards:	All Other Option Awards:
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Number of Shares of Stock or Units (#)	Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock & Option Awards ($)(1)
Name	Award Type	Grant Date	Threshold ($)(3)	Target ($)	Maximum ($)(4)	Threshold (#)	Target (#)	Maximum (#)
Carl R. Christenson	2020 LTIP RSU	2/10/2020							24,655			$857,475
Carl R. Christenson (2)	2020 LTIP Performance Share Award	2/10/2020				24,654	49,309	73,964				$1,693,764
Carl R. Christenson	2020 LTIP Stock Options	2/10/2020								98,618	$34.78	$851,073
Carl R. Christenson	2020 MICP		$382,388	$1,019,700	$2,039,400
Christian Storch	2020 LTIP RSU	2/10/2020							6,397			$222,480
Christian Storch (2)	2020 LTIP Performance Share Award	2/10/2020				6,397	12,794	19,191				$439,474
Christian Storch	2020 LTIP Stock Options	2/10/2020								25,588	$34.78	$220,824
Christian Storch	2020 MICP		$129,780	$346,080	$692,160
Glenn E. Deegan	2020 LTIP RSU	2/10/2020							4,276			$148,706
Glenn E. Deegan (2)	2020 LTIP Performance Share Award	2/10/2020				4,276	8,552	12,828				$293,761
Glenn E. Deegan	2020 LTIP Stock Options	2/10/2020								17,103	$34.78	$147,599
Glenn E. Deegan	2020 MICP		$89,224	$237,930	$475,860
Craig Schuele	2020 LTIP RSU	2/10/2020							2,296			$79,825
Craig Schuele (2)	2020 LTIP Performance Share Award	2/10/2020				2,295	4,591	6,887				$157,701
Craig Schuele	2020 LTIP Stock Options	2/10/2020								9,181	$34.78	$79,232
Craig Schuele	2020 MICP		$59,869	$159,650	$319,300
Todd Patriacca	2020 LTIP RSU	2/10/2020							1,629			$56,650
Todd Patriacca (2)	2020 LTIP Performance Share Award	2/10/2020				1,629	3,258	4,887				$111,912
Todd Patriacca	2020 LTIP Stock Options	2/10/2020								6,516	$34.78	$56,233
Todd Patriacca	2020 MICP		$53,109	$141,625	$283,250

(1)

These amounts reflect the aggregate grant date fair value of awards in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions regarding the restricted stock awards, refer to Note 12 to our financial statements for the year ended December 31, 2020, which is included in our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC.

(2)

Award represents performance shares. Award payouts for the performance shares are based on the percentage of the performance target achieved. The performance objective measures the Company’s TSR against the TSR for a peer group of companies over a measurement period of three years beginning on January 1, 2020 and ending on December 31, 2022.

(3)

The threshold is calculated based on achieving 80% of the adjusted EBITDA target for the year ended December 31, 2020, which would result in a payout of 50% of target for the EBITDA portion (weighted 75%) of the MICP CFF, and achieving no payout on the Working Capital Turns (weighted 15%) and Core Growth (weighted 10%) portions of the MICP CFF. The result would be an overall MICP payout of 37.5% of target.

(4)	In accordance with the 2020 MICP, the potential payouts were limited to 200% of target.

Outstanding Equity at Fiscal Year-End 2020

The following table presents information concerning the number and value of restricted stock or restricted stock units, stock options and performance shares that have not vested for our named executive officers outstanding as of the end of the fiscal year ended December 31, 2020.

	Option Awards					Stock Awards
						Restricted Shares		Performance Shares
Name	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Number of Unearned Shares or Units of Stock That Have Not Vested (#)	Market Value of Unearned Shares or Units of Stock That Have Not Vested ($)
Carl R. Christenson (1)	2/12/2019	61,273	61,274	$30.65	2/12/2029	50,845	$2,818,338	113,274	$6,278,778
	2/10/2020	24,654	73,964	$34.78	2/10/2030
Christian Storch (2)	2/12/2019	16,844	16,846	$30.65	2/12/2029	14,085	$780,732	30,372	$1,683,520
	2/10/2020	6,397	19,191	$34.78	2/10/2030
Glenn E. Deegan (3)	2/12/2019	11,620	11,622	$30.65	2/12/2029	10,186	$564,610	20,679	$1,146,237
	2/10/2020	4,275	12,828	$34.78	2/10/2030
Craig Schuele (4)	2/12/2019	6,557	6,558	$30.65	2/12/2029	6,148	$340,784	11,433	$633,731
	2/10/2020	2,295	6,886	$34.78	2/10/2030
Todd Patriacca (5)	2/12/2019	4,588	4,590	$30.65	2/12/2029	4,356	$241,453	8,048	$446,101
	2/10/2020	1,629	4,887	$34.78	2/10/2030

(1)

10,483 restricted shares vested in February 2021, 20,374 restricted shares will vest in August 2021, 13,824 will vest in August 2022, and 6,164 restricted shares will vest in August 2023. 55,291 stock options will vest in August 2021, 55,292 stock options will vest in August 2022 and 24,655 stock options will vest in August 2023. The outstanding performance share awards measure the Company’s TSR against the TSR for a peer group of companies over each of the three-year measurement periods ending on December 31, 2021, and 2022, in the amounts of 63,364 and 49,910, respectively.

(2)

3,867 restricted shares vested in February 2021, 4,913 restricted shares will vest in August 2021, 3,705 will vest in August 2022, and 1,600 restricted shares will vest in August 2023. 14,820 stock options will vest in August 2021, 14,820 stock options will vest in August 2022 and 6,397 stock options will vest in August 2023. The outstanding performance share awards measure the Company’s TSR against the TSR for a peer group of companies over each of the three-year measurement periods ending on December 31, 2021, and 2022, in the amounts of 17,421 and 12,951, respectively.

(3)

3,103 restricted shares vested in February 2021, 3,492 restricted shares will vest in August 2021, 2,522 will vest in August 2022, and 1,069 restricted shares will vest in August 2023. 10,087 stock options will vest in August 2021, 10,087 stock options will vest in August 2022 and 4,276 stock options will vest in August 2023. The outstanding performance share awards measure the Company’s TSR against the TSR for a peer group of companies over each of the three-year measurement periods ending on December 31, 2021, and 2022, in the amounts of 12,021 and 8,658, respectively.

(4)

2,123 restricted shares vested in February 2021, 2,057 restricted shares will vest in August 2021, 1,394 will vest in August 2022, and 574 restricted shares will vest in August 2023. 5,574 stock options will vest in August 2021, 5,574 stock options will vest in August 2022 and 2,296 stock options will vest in August 2023. The outstanding performance share awards measure the Company’s TSR against the TSR for a peer group of companies over each of the three-year measurement periods ending on December 31, 2021, and 2022, in the amounts of 6,785 and 4,648, respectively.

(5)

1,513 restricted shares vested in February 2021, 1,454 restricted shares will vest in August 2021, 981 will vest in August 2022, and 408 restricted shares will vest in August 2023. 3,924 stock options will vest in August 2021, 3,924 stock options will vest in August 2022 and 1,629 stock options will vest in August 2023. The outstanding performance share awards measure the Company’s TSR against the TSR for a peer group of companies over each of the three-year measurement periods ending on December 31, 2021, and 2022, in the amounts of 4,749 and 3,299, respectively.

Option Exercises and Stock Vested for Fiscal Year 2020

The following table presents information concerning the exercise of option awards and the vesting of restricted stock or restricted stock units for our named executive officers during the fiscal year ended December 31, 2020.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Carl R. Christenson	—	—	37,869	$1,488,088
Christian Storch	—	—	10,780	$417,945
Glenn E. Deegan	—	—	8,200	$317,164
Craig Schuele	—	—	5,187	$200,159
Todd Patriacca			3,500	$135,503

(1)	Represents the closing market price of a share of the Company’s common stock on the date of vesting multiplied by the number of shares that have vested.

2014 Omnibus Incentive Plan

In April 2014, the stockholders approved our 2014 Omnibus Incentive Plan, or the Altra Equity Plan, which permits the grant of stock options (including incentive stock options and non-qualified stock options), stock appreciation rights, restricted stock, deferred stock, dividend equivalents, bonus stock, awards in lieu of cash obligations, cash awards, performance awards and other awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of our common stock. The maximum number of shares of our common stock currently available for delivery pursuant to the grant of awards (“Awards”) under the terms of the Altra Equity Plan is 6,700,000. In addition, shares of our common stock subject to Awards, or awarded under our 2004 Equity Incentive Plan and outstanding as of the effective date of the Altra Equity Plan (except for substitute awards), that terminate without being exercised, expire, are forfeited or canceled, are exchanged for Awards that do not involve shares of common stock, are not issued on the stock settlement of a stock appreciation right, are withheld by the Company or tendered by a participant (either actually or by attestation) to pay an option exercise price or to pay the withholding tax on any Award, or are settled in cash in lieu of shares will again be available for Awards under the Altra Equity Plan. The maximum number of shares that may be subject to “incentive stock options” (within the meaning of Section 422 of the Code) is 500,000 shares.

The Compensation Committee of our Board of Directors administers the Altra Equity Plan and has discretion to establish the specific terms and conditions for each Award. Our officers, directors, employees, consultants, and other persons who provide services to us are eligible to receive Awards under the Altra Equity Plan. The Compensation Committee is authorized to grant performance awards to participants on terms and conditions established by the Compensation Committee. Any grant of restricted stock under the Altra Equity Plan may be subject to vesting requirements, as provided in its applicable award agreement, and will generally vest in equal annual installments over a period of years.

The Compensation Committee may, in its discretion, accelerate the exercisability, the lapsing of restrictions or the expiration of deferral or vesting periods of any Award. If so provided in the Award agreement or otherwise determined by the Compensation Committee, vesting shall occur automatically in the case of a “change in control” of us, as defined in the Altra Equity Plan (including the cash settlement of stock appreciation rights, which may be exercisable in the event of a change in control), except in the event that a successor entity assumes or substitutes an Award. In addition, the Compensation Committee may provide in an Award agreement that the performance goals relating to any performance award will be deemed to have been met upon the occurrence of any “change in control.” The Compensation Committee may provide that any time prior to a change in control, any outstanding stock options, stock appreciation rights, stock units and unvested cash awards shall immediately vest and become exercisable and any restriction on restricted stock awards or stock units shall immediately lapse.

In addition, the Compensation Committee may provide that all awards held by participants who are in our service at the time of the change of control, shall remain exercisable for the remainder of their terms notwithstanding any subsequent termination of a participant’s service. All awards shall be subject to the terms of any agreement effecting a change of control. Other than Mr. Christenson’s and Mr. Storch’s outstanding equity awards, upon a participant’s termination of employment (other than for cause), unless the Board or Compensation Committee provides otherwise: (i) any outstanding stock options or stock appreciation rights may be exercised 90 days after termination, to the extent vested, (ii) unvested restricted stock awards and stock units shall expire and (iii) cash awards and performance-based awards shall be forfeited. Under the terms of his employment agreement, in the event Mr. Christenson’s employment is terminated by us other than for cause, or terminates for good reason, all of his outstanding equity awards shall vest automatically. Under the terms of his employment agreement, in the event Mr. Storch’s employment is terminated by us other than for cause, or terminates for good reason, fifty percent (50%) of his outstanding equity awards shall vest automatically.

Non-Qualified Deferred Compensation in Fiscal Year 2020

Altra’s Savings Advantage Plan includes an excess deferral benefit which allows a participant to defer pre-tax dollars to the plan upon reaching the compensation limit under Internal Revenue Code Section 401(a)(17) in place under our 401(k) plan. Deferrals made under the excess deferral benefit are eligible for the same matching and Company contributions under our 401(k) plan. Certain participants are also able to defer compensation (called the first dollar benefit) that is not entitled to the matching and other company contributions, although the Company has discretion to make additional deductible contributions under the plan. The Savings Advantage Plan is an unfunded plan and the deferrals and other contributions are recorded in bookkeeping accounts for the benefit of the participants and deemed invested in investments available under the 401(k) plan. The material terms of Altra’s non-qualified deferred compensation plan are further described under the “Other Benefits” section on page 29 above.

The following table provides information on each NEO’s participation in the Savings Advantage Plan during the fiscal year ended December 31, 2020.

Name	Executive Contributions in 2020 (1) ($)	Registrant Contributions in 2020 (2) ($)	Aggregate Earnings in 2020 (3) ($)	Aggregate Withdrawals/ Distributions in 2020 ($)	Aggregate Balance at 12/31/20 (4) ($)
Carl R. Christenson	409,746	86,018	187,704	—	849,140
Christian Storch	23,846	29,883	19,438	—	127,954
Glenn E. Deegan	13,517	18,825	10,898		78,845
Craig Schuele	15,539	10,319	6,039		53,251
Todd Patriacca	4,490	6,936	1,715		13,141

(1)

The amounts reported in the Executive Contributions in 2020 column reflect contributions by the NEOs to the Savings Advantage Plan, which amounts are also included in the “Salary” column of the 2020 Summary Compensation Table above.

(2)

The amount reported in the Registrant Contributions in 2020 column reflect the Company’s matching contributions under the Savings Advantage Plan, which amounts are also included in the “All Other Compensation” column of the 2020 Summary Compensation Table above.

(3)

The amounts reported in the Aggregate Earnings in 2020 column include the aggregate earnings on the Savings Advantage Plan account balances which accrued during the fiscal year ended December 31, 2020.

(4)	The amounts reported in the Aggregate Balance at 12/31/20 column reflect the total balance of the NEO’s account as of the end of the fiscal year ended December 31, 2020.

Potential Payments Upon Termination or Change-In-Control

The applicable employment agreement, change of control agreement, or executive severance policy control payments to the named executive officers upon termination or a change in control of the Company. Please refer to “Change of Control Matters, Employment Contracts, and Other Agreements” in the “Compensation Discussion & Analysis” section in this Proxy Statement for a detailed discussion of the terms of each of these agreements.

The estimated payments and benefits that would be provided to each named executive officer as a result of a termination (i) upon death or disability, (ii) without cause or for good reason, (iii) involuntary with cause or voluntary without good reason, or (iv) upon a qualifying termination following a change in control are set forth in the table below. Calculations for this table are based on the assumption that the termination took place on December 31, 2020, the last business day of 2020, and the individual was employed for the full year of fiscal 2020. The amounts in the table below do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment.

	Carl R. Christenson				Christian Storch
	Death or Disability	Termination Without Cause or for Good Reason	Involuntary for Cause/ Voluntary Termination	Change in Control	Death or Disability	Termination Without Cause or for Good Reason	Involuntary for Cause/ Voluntary Termination	Change in Control
	Incremental and Earned Compensation
Cash Severance (1)	$—	$1,854,000	$—	$2,781,000	$—	$494,400	$—	$988,800
Health Insurance (1)	—	13,371	—	20,057	—	19,460	—	29,190
Restricted Stock (2)	2,818,338	2,818,338	—	2,818,338	780,732	390,366	—	780,732
Stock Options (4)	3,045,727	3,045,727	—	3,045,727	813,738	406,869	—	813,738
Performance Shares (3)	3,263,682	6,278,778	—	6,278,778	883,055	841,760	—	1,683,520
Performance Bonus (1)	1,781,620	2,039,400	1,781,620	4,840,720	604,671	346,080	604,671	1,296,831

Total	$10,909,367	$16,049,614	$1,781,620	$19,784,620	$3,082,196	$2,498,935	$604,671	$5,592,811

	Glenn E. Deegan				Craig Schuele
	Death or Disability	Termination Without Cause or for Good Reason	Involuntary for Cause/ Voluntary Termination	Change in Control	Death or Disability	Termination Without Cause or for Good Reason	Involuntary for Cause/ Voluntary Termination	Change in Control
	Incremental and Earned Compensation
Cash Severance (1)	$—	$396,550	$—	$793,100	$—	$319,300	$—	$638,600
Health Insurance (1)	—	21,570	—	32,355	—	21,570	—	32,355
Restricted Stock (2)	564,610	—	—	564,610	340,784	—	—	340,784
Stock Options (4)	552,891	—	—	552,891	304,703	—	—	304,703
Performance Shares (3)	604,187	—	—	1,146,237	336,608	—	—	633,731
Performance Bonus(1)	—	237,930	—	891,571	—	159,650	—	598,240

Total	$1,721,688	$656,050	$—	$3,980,764	982,095	500,520	—	2,548,413

	Todd Patriacca
	Death or Disability	Termination Without Cause or for Good Reason	Involuntary for Cause/ Voluntary Termination	Change in Control
Cash Severance (1)	$—	$283,250	$—	$424,875
Health Insurance (1)	—	19,460	—	29,190
Restricted Stock (2)	241,453	—	—	241,453
Stock Options (4)	214,657	—	—	214,657
Performance Shares (3)	236,446	—	—	446,101
Performance Bonus (1)	—	141,625	—	459,885

Total	$692,556	$444,335	$—	$1,816,161

(1)

Cash severance, health insurance and performance bonus amounts payable upon termination as reflected herein were determined by the terms of the applicable employment agreement (with respect to Messrs. Christenson and Storch), executive severance policy (with respect to Messrs. Deegan, Schuele and

Patriacca), or change of control agreement, which are further discussed in this Proxy Statement under the captions “Executive Severance Policy” and “Change of Control Provisions.”

(2)

The restricted stock values were determined using the number of shares that will immediately vest upon termination per the applicable agreement multiplied by Altra’s stock price at December 31, 2020, the last business day of 2020.

(3)

The performance share values were determined using the number of shares that will immediately vest upon termination per the applicable agreement assuming performance at target multiplied by Altra’s stock price at December 31, 2020, the last business day of 2020.

(4)

The stock option values were determined using the number of options that will immediately vest upon termination per the applicable agreement multiplied by Altra’s stock price at December 31, 2020, the last business day of 2020, and the strike price of the applicable stock option.

Pay Ratio Disclosure

In accordance with Item 402(u) of Regulation S-K, promulgated by the Dodd-Frank Wall Street Reform Act and Consumer Protection Act of 2010, we determined the ratio of the annual total compensation of our Chief Executive Officer, Carl R. Christenson, relative to the annual total compensation of our median employee. For 2020, the median of the annual total compensation of all employees, other than our CEO, was estimated as $42,425. Mr. Christenson’s annual total compensation for 2020, as reflected in the Summary Compensation Table above, was $6,235,013. Based on this information, we estimated that our CEO’s annual total compensation was one hundred forty-seven (147) times that of the median of the annual total compensation of all employees, or a ratio of 147:1.

In 2019, we identified the median employee by examining the 2019 annual cash compensation paid to all employees, excluding the CEO, as reflected in our payroll records. This population consisted of all of our full-time, part-time, and temporary employees who were employed by us on December 31, 2019. We believe the use of annual cash compensation, including base pay and cash bonuses, paid for all employees is a consistently applied compensation measure because this measure reasonably represents the principal form of compensation delivered to all of our employees and because we do not widely distribute annual equity awards to employees. We did not annualize the compensation for any full-time employees who were not employed by us for all of 2019. For purposes of this disclosure, compensation paid in foreign currencies was converted to U.S. dollars based on exchange rates using the average rate of exchange in effect during 2019.

SEC rules permit us to use the median employee that was identified in connection with the prior year’s pay ratio disclosure for purposes of this year’s disclosure as well, provided there have been no changes to our employee population or employee compensation arrangements that we reasonably believe would significantly affect our pay ratio disclosure. During 2020, there has been no change in our employee population or employee compensation arrangements that we believe would significantly impact our pay ratio disclosure. However, we concluded it would no longer be appropriate to use the employee identified in 2019 as the median employee in 2020 because of a change in the original median employee’s circumstances that makes such employee no longer a representative employee. Accordingly, as permitted by SEC rules, we identified another median employee for 2020 whose 2019 compensation was substantially similar to the original median employee based on the compensation analysis used to select the original median employee.

Once we identified our median employee, we then calculated the 2020 annual total compensation for such employee in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total Compensation” column reported in the Summary Compensation Table included in this Proxy Statement.

Due to the use of estimates, assumptions, adjustments, and statistical sampling permitted by Item 402(u) of Regulation S-K, pay ratio disclosures may involve a degree of imprecision. Accordingly, our pay ratio may not be consistent with nor comparable to the pay ratio disclosures of other companies.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews Altra’s financial reporting process on behalf of the Board of Directors and reports to the Board on audit, financial and related matters. Altra’s management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. Deloitte & Touche LLP (the independent external auditor for the Company’s fiscal year ended December 31, 2020) was responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing principles and to issue a report thereon. The Audit Committee oversees these processes.

In this context, the Audit Committee has met and held discussions with Altra’s management and the independent auditor. Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the consolidated financial statements with management and the independent auditor. The Audit Committee also discussed with the independent auditor the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC.

In addition, the Audit Committee discussed with the independent auditor such auditor’s independence from the Company and its management, and the independent auditor provided to the Audit Committee the written disclosures and letter required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence.

The Audit Committee discussed with the Company’s internal audit staff and independent auditor the overall scope and plans for their respective audits. The Audit Committee met with the internal audit staff and the independent auditor, with and without management present, to discuss the results of their examinations, their evaluations of Altra’s internal controls, and the overall quality of Altra’s financial reporting.

Based on the reviews and discussions with management and the independent auditor referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in Altra’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and filed with the SEC.

AUDIT COMMITTEE

James H. Woodward, Jr. (Chairman)

J. Scott Hall

Lyle G. Ganske

Michael S. Lipscomb

PROPOSAL 2. RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP (“D&T”) has been selected by the Audit Committee of the Board of Directors to audit the accounts of Altra and its subsidiaries for the fiscal year ending December 31, 2021. D&T served as our independent auditor for fiscal years 2009-2020. At the Annual Meeting, the stockholders are being asked to ratify the appointment of D&T as Altra’s independent auditor for fiscal year 2021. If ratification is withheld, the Audit Committee will reconsider its selection. A representative of D&T will attend our Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if the representative desires to do so.

Audit Fees

The aggregate professional fees billed or to be billed by D&T for the audit of our annual financial statements for fiscal 2020 and 2019 and fees billed or to be billed for audit related services, tax services and all other services rendered by D&T for these periods are as follows (in thousands):

	Deloitte & Touche LLP
	2020	2019
Audit Fees (1)	$2,921	$3,208
Audit Related Fees (2)	10	20
Tax Fees (3)	235	95
All Other Fees (4)	2	2

Total	$3,168	$3,325

(1)

Audit Fees for the fiscal years ended December 31, 2020 and 2019 were for professional services provided for the audit of the Company’s consolidated financial statements, statutory audits, audit of internal controls, consents, and assistance with review of documents filed with the SEC.

(2)	Audit Related Fees for the fiscal years ended December 31, 2020 and 2019 were for professional attestation services provided at one of our foreign subsidiaries.

(3)	Tax Fees for the fiscal year ended December 31, 2020 and 2019 were for services related to tax compliance, including the preparation of tax returns, tax planning and tax advice.

(4)	Other Fees for fiscal years ended December 31, 2020 and 2019 were for the Deloitte Accounting Research Tool (“DART”) software subscription.

Pre-Approval of Audit and Non-Audit Services

Altra’s Audit Committee is responsible for appointing Altra’s independent auditor and approving the terms of the independent auditor’s services. The Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services to be provided by the independent auditor, as described below and must pre-approve any internal control related service, including any changes in the nature, scope or extent of such services.

Audit Services

Under the policy, the Audit Committee is to approve the engagement of Altra’s independent auditor each fiscal year and pre-approve each audit and audit-related service to be performed by such independent auditor, including, but not limited to, the audit of Altra’s financial statements and the provision of an attestation report on management’s evaluation of Altra’s internal controls over financial reporting. As noted above, the Audit Committee must specifically approve, in advance, any proposed change in the nature, scope or extent of any internal control related service.

Non-Audit Services

In accordance with the pre-approval policy, the Audit Committee must pre-approve non-audit services that may be performed by the independent auditor during the fiscal year. The Audit Committee will approve the provision of only those non-audit services deemed permissible under the federal securities laws and regulations. The Audit Committee may delegate to the Chair of the Audit Committee the authority to approve additional permissible non-audit services to be performed by the independent auditor, provided that the full Audit Committee shall be informed of such approval at its next scheduled meeting.

All services performed by D&T in fiscal year 2020 were pre-approved by the Audit Committee pursuant to the foregoing pre-approval policy.

The Board of Directors recommends that the stockholders vote FOR Proposal 2.

PROPOSAL 3. ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S

NAMED EXECUTIVE OFFICERS (“SAY ON PAY”)

Background of the Proposal

The Dodd-Frank Act requires all public companies to hold a separate non-binding advisory stockholder vote to approve the compensation of named executive officers as described in the Compensation Discussion and Analysis, the executive compensation tables and any related information in each such company’s proxy statement (commonly known as a “Say on Pay” proposal). Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we are holding a separate non-binding advisory vote to approve Say on Pay at the Annual Meeting.

Say on Pay Proposal

As discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement, our executive compensation program is primarily structured to compensate our executives at competitive levels, with the opportunity to earn above-median compensation for above-market performance as compared to our peer group. We compensate our executives through programs that emphasize performance-based incentive compensation in the form of annual cash payments and equity-based awards. We have structured annual cash and long-term non-cash compensation to motivate executives to achieve the business goals set by us and reward the executives for achieving such goals. This approach supports the Company’s pay-for-performance philosophy by providing a compensation package that is generally weighted toward variable, performance-based incentives, thus ensuring the highest degree of accountability at the senior levels of the organization. The Board of Directors believes that our compensation program for our named executive officers is appropriately based upon our performance and the individual performance and level of responsibility of the named executive officers. We urge you to read the “Executive Compensation” section of this Proxy Statement for details on the Company’s executive compensation programs.

The Say on Pay proposal is set forth in the following resolution:

“RESOLVED, that the compensation paid to Altra Industrial Motion Corp.’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Because your vote on this proposal is advisory, it will not be binding on the Board of Directors, the Compensation Committee or the Company. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors recommends that the stockholders vote FOR Proposal 3.

STOCKHOLDER PROPOSALS FOR 2022 ANNUAL MEETING

Requirements for Stockholder Proposals to Be Considered for Inclusion in Altra’s Proxy Materials

Any proposal or director nomination that a stockholder wishes to submit for inclusion in Altra’s proxy materials for the 2022 Annual Meeting of Stockholders pursuant to and in accordance with Rule 14a-8 of the Exchange Act must be received by Altra not later than November 25, 2021.

Requirements for Stockholder Proposals to Be Brought Before the Annual Meeting

Altra’s bylaws provide that any proposal or director nomination that a stockholder wishes to propose for consideration at an annual meeting, but does not seek to include in Altra’s proxy statement and related materials, must be received by the Company no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s Annual Meeting. Absent specific circumstances set forth in our bylaws, to be considered at the 2022 Annual Meeting such proposal must be delivered to Altra no earlier than December 28, 2021 and no later than January 27, 2022. In addition, any stockholder proposal to Altra must set forth the information required by Altra’s bylaws with respect to each matter the stockholder proposes to bring before the annual meeting. The proxy solicited by the Board of Directors for the 2022 Annual Meeting will confer discretionary authority to vote on any proposal presented by a stockholder during the meeting that was not included in the proxy materials for such meeting.

Any stockholder proposals or notices submitted to Altra in connection with the 2022 Annual Meeting should be addressed to: Corporate Secretary, Altra Industrial Motion Corp., 300 Granite Street, Suite 201, Braintree, Massachusetts 02184.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single annual report and proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A single annual report and proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once a stockholder has received notification from its broker that it will be “householding” communications to such stockholder’s address, “householding” will continue until such stockholder is notified otherwise or until such stockholder notifies its broker or us that it no longer wishes to participate in “householding.” If, at any time, a stockholder no longer wishes to participate in “householding” and would prefer to receive a separate copy of the 2021 proxy statement and 2020 annual report, and/or wishes to receive separate copies of these documents in the future, or if, at any time, stockholders who share an address and receive separate copies of the 2021 proxy statement and 2020 annual report, who would like to receive a single copy of these documents in the future, such stockholder or stockholders may (1) notify its broker or (2) direct its written or oral request to: Altra Industrial Motion Corp., 300 Granite Street, Suite 201, Braintree, Massachusetts 02184, (781) 917-0600.

Upon written or oral request of a stockholder at a shared address to which a single copy of the 2021 proxy statement and 2020 annual report was delivered, we will deliver promptly separate copies of these documents.

VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 04/26/2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/AIMC2021 ALTRA INDUSTRIAL MOTION CORP. 300 GRANITE STREET SUITE 201 You may attend the meeting via the Internet and vote during the meeting. Have the BRAINTREE, MA 02184 information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 1 Investor Address Line 1 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET Investor Address Line 2 on 04/26/2021. Have your proxy card in hand when you call and then follow the Investor Address Line 3 1 1 OF instructions. Investor Address Line 4 Investor Address Line 5 VOTE BY MAIL John Sample Mark, sign and date your proxy card and return it in the postage-paid envelope we have 1234 ANYWHERE STREET 2 provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ANY CITY, ON A1A 1A1 CONTROL # †’ NAME THE COMPANY NAME INC.—COMMON SHARES 123,456,789,012.12345 THE COMPANY NAME INC.—CLASS A 123,456,789,012.12345 THE COMPANY NAME INC.—CLASS B 123,456,789,012.12345 THE COMPANY NAME INC.—CLASS C 123,456,789,012.12345 THE COMPANY NAME INC.—CLASS D 123,456,789,012.12345 THE COMPANY NAME INC.—CLASS E 123,456,789,012.12345 THE COMPANY NAME INC.—CLASS F 123,456,789,012.12345 THE COMPANY NAME INC.—401 K 123,456,789,012.12345 PAGE 1 OF 2 x TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends you vote FOR 0 the following: nominee(s) on the line below. 2 0 0 0 1. Election of Directors Nominees 0000000000 01) Carl R. Christenson 02) Lyle G. Ganske 03) J. Scott Hall 04) Nicole Parent Haughey 05) Margot L. Hoffman, Ph.D 06) Thomas W. Swidarski 07) James H. Woodward, Jr. The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. The ratification of the selection of Deloitte & Touche LLP as Altra Industrial Motion Corp.’s independent 0 0 0 registered public accounting firm to serve for the fiscal year ending December 31, 2021. 3. An advisory vote to approve the compensation of Altra’s named executive officers. 0 0 0 NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof. Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 Please sign exactly as your name(s) appear(s) hereon. When signing as John Sample attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must 1234 ANYWHERE STREET sign. If a corporation or partnership, please sign in full corporate or ANY CITY, ON A1A 1A1 partnership name by authorized officer. SHARES CUSIP # JOB # SEQUENCE # Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

ANNUAL MEETING OF STOCKHOLDERS OF ALTRA INDUSTRIAL MOTION CORP. Tuesday, April 27, 2021 Please date, sign and mail your proxy card in the envelope provided as soon as possible, or you can vote by internet or phone. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report with 10-K are available at www.proxyvote.com ALTRA INDUSTRIAL MOTION CORP. This proxy is solicited by the Board of Directors Annual Meeting of Stockholders April 27, 2021 9:00 AM EDT THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AS YOU SPECIFY ON THE REVERSE SIDE. IF NO CHOICE IS SPECIFIED, THEN THIS PROXY WILL BE VOTED IN FAVOR OF ELECTING THE SEVEN NOMINEES NOTED HEREON TO THE BOARD OF DIRECTORS, AND IN FAVOR OF PROPOSALS 2 AND 3. IN THEIR DISCRETION, THE PROXIES APPOINTED HEREIN ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF. By signing the proxy, you revoke all prior proxies, acknowledge receipt of the Notice of the Annual Meeting of Stockholders to be held April 27, 2021 and the Proxy Statement, and appoint Carl R. Christenson and Christian Storch, and each of them with full power of substitution, to vote all shares of Common Stock of Altra Industrial Motion Corp. you are entitled to vote, either on your behalf or on behalf of an entity or entities, at the Annual Meeting of Stockholders of Altra Industrial Motion Corp., to be held on Tuesday, April 27, 2021, at 9:00 a.m. EDT virtually at www.virtualshareholdermeeting.com/AIMC2021, and at any adjournment or postponement thereof, with the same force and effect as if you were personally present thereat. . 171 . 0 . 0 R1 _ 2 0000496943 Continued and to be signed on reverse side